Exhibit 10c
Exhibit G to the
Asset Purchase Agreement










GENERATION INTERCONNECTION AGREEMENT
BETWEEN
THE MONTANA POWER COMPANY
AND


GENERATION INTERCONNECTION AGREEMENT
BETWEEN
THE MONTANA POWER COMPANY
AND


TABLE OF CONTENTS

Page
RECITALS	1
1.	Definitions	1
1.1.	 AGC	1
1.2.	 AGC Scan Cycle	1
1.3.	 Agreement	1
1.4.	 Ancillary Services	1
1.5.	 Asset Purchase Agreement	2
1.6.	 Automatic Data Transfer	2
1.7.	 Closing Date	2
1.8.	 Company's Electric System	2
1.9.	 Company Tariffs	2
1.10.	 Confidential Information	2
1.11.	 Control Area	2
1.12.	Control Center	3
1.13.	Effective Date	3
1.14.	Electric Disturbance	3
1.15.	Electric Losses	3
1.16.	Electric System	3
1.17.	Energy Imbalance Service	3
1.18.	FERC	3
1.19.	Generation Facility	4
1.20.	Generation Redispatch	4
1.21.	Good Utility Practice	4
1.22.	Governor	4
1.23.	Interconnected Plant	4
1.24.	Interconnected Unit	4
1.25.	Interconnection Date	4
1.26.	Interconnection Facilities	5
1.27.	Large Generation Facility	5
1.28.	Loss or Losses	5
1.29.	NERC	5
1.30.	OASIS	5
1.31.	Point of Interconnection	5
1.32.	Reactive Power	5
1.33.	Reactive Supply and Voltage Support Service	5
1.34.	Regulation and Frequency Support Service	5
1.35.	Remedial Action Scheme	5
1.36.	Safety and Reliability Requirements	5
1.37.	Scheduling, System Control and Dispatch Service	6
1.38.	Separation Document	6
1.39.	Significant Events List	6
1.40.	Small Generation Facility	6
1.41.	SOCC	6
1.42.	Spinning Reserve Service	6
1.43.	Spinning Reserves	6
1.44.	Supplemental Reserve Service	6
1.45.	Supplemental Reserves	6
1.46.	Transmission Service	7
1.47.	Uncontrollable Force	7
1.48.	Willful Action	7
1.49.	WIS Agreement	7
1.50.	WSCC	7
1.51.	WSCC Interconnection	7
1.52.	WSCC Regional Security Plan	7
2.	Effective Date; Term and Termination	7
2.1.	Effective Date	7
2.2.	Termination	7
3.	Agreement's Application	8
3.1.	All Interconnected Units Covered	8
3.2.	New Agreements Relating to Interconnected Generation Facilities	8
3.3.	New or Additional Generation Facilities	8
3.4.	Transfers of Control over Interconnected Units	9
3.5.	The Generating Party's Responsibility To Protect Its Electric System	9
3.6.	Compliance with NERC, WSCC, FERC, Etc	9
4.	Interconnections, Metering Systems, Communications, and Data	9
4.1.	Interconnections and Metering System Locations	9
4.2.	Metering System Requirements	10
4.2.1.	Application	10
4.2.2.	Interchange Metering	11
4.2.3.	Accuracy of Metering Systems	11
4.2.4.	Calibration and Testing	11
4.2.5.	Adjustment for Electric Losses	13
4.2.6.	Additional Metering	13
4.3.	Data Requirements	13
4.3.1.	Application	13
4.3.2.	MWh Data	13
4.3.3.	Data by Automatic Data Transfer	14
4.3.4.	Additional Data	14
4.4.	Communications Capabilities	14
5.	The Company's Obligations	15
5.1.	Operation of The Company's Electric System	15
5.2.	Interconnected Plant Scheduling	15
5.3.	Maintenance Scheduling	15
5.4.	The Company Confidentiality Obligations	15
5.4.1.	Protection of Confidential Information	16
5.4.2.	Disclosure Pursuant to Administrative or Judicial Order	16
5.4.3.	Return of Confidential Information	16
5.4.4.	Survival of the Company's Confidentiality Obligations	16
6.	Capabilities, Operation, Maintenance, and Performance of Interconnected
Units	16
6.1.	Safety and Reliability Requirements	16
6.1.1.	WSCC Reliability Management System Agreement	17
6.2.	Specific Capability and Operating Requirements	17
6.2.1.	Clearances/Safety Issues	17
6.2.2.	Synchronization	18
6.2.3.	Reporting	18
6.2.4.	Remedial Action Schemes	19
6.2.5.	Maintenance	19
6.2.6.	Protective Devices and Schemes	19
6.2.7.	Opening of Interconnection Facilities	19
6.2.8.	Electric Disturbance Response Procedures	20
6.3.	Excitation System Requirements for Synchronous Generation Facilities	20
6.4.	Governor Speed and Frequency Control	21
6.5.	Voltage Regulation, Frequency, and Reactive Power Requirements	21
6.6.	Provision of Data for Company Planning	22
6.7.	The Generating Party's Liability for Noncompliance	22
6.8.	Operational Communications	22
7.	Ancillary Services	22
7.1	Reactive Power	22
7.2	Selling or Self-Provision of Ancillary Services	22
8.	Generation Redispatch	23
9.	Generating Party to Comply With All Future ISO Requirements	23
10.	Special Arrangements and Access to Facilities	23
10.1.	Special Arrangements	23
10.2	Access to Facilities	23
10.3	Additonal Facilities	24
11.	Limitation of Liability and Insurance	24
11.1.	Liability - Interconnected System Operation	24
11.1.1.	Limitation of Liability for Loss to Electric Systems	24
11.1.2.	Limitation of Liability for WIS Parties	24
11.1.3.	Consistency With Insurance Policies	24
11.1.4.	Not Applicable to Willful Action	24
11.1.5.	Effect of Prior Arbitration Awards	25
11.2.	Responsibility - Interconnected System Design and Operation	25
11.2.1.	Operation to Minimize Electric Disturbances	25
11.2.1.1.	The Generating Party's Operation of its Electric
System to Minimize Electric Disturbances	25
11.2.1.2.	The Company's Operation of The Company's Electric
Dystem to Minimize Electric Disturbances	25
11.2.2.	No Duties Created to Non-Party	26
11.2.3.	Resolution of Differences	26
11.2.4.	Covenants Independent	26
12.	Assignments and Conveyances	26
12.1.	Assignment of The Company's Rights and Obligations	26
12.2.	Assignment of the Generating Party's Rights and Obligations	27
12.3.	Transfer of Rights Affecting Interconnected Units	27
12.4.	Assignment for Security Purposes	27
12.5.	Effect of Permitted Assignment	28
12.6.	Successors and Assigns	28
12.7.	Consent Not Unreasonably Denied or Delayed	28
12.8.	Unauthorized Assignment	28
13.	No Guarantee of Uninterrupted Transmission Service	28
14.	Billing and Payment	28
15.	Uncontrollable Force	28
16.	Dispute Resolution	29
17.	Notices	29
17.1.	Permitted Methods of Notice	29
17.2.	Change of Notices Address	29
17.3.	Specific Provision Controls	29
18.	Amendments	29
19.	Construction of Agreement	29
20.	Integration	29
21.	Preservation of Obligations	30
22.	Existing Agreements Preserved	30
23.	Governing Law	30
24.	Severability	30
25.	Singular and Plural; Use of "Or"	30
26.	Headings for Convenience Only	30
27.	Relationship of the Parties	30
27.1.	No Partnership, Etc	30
27.2.	Rights Several	31
28.	No Third Party Beneficiaries	31
29.	No Dedication of Facilities	31
30.	Non-Waiver	31
31.	Exhibits Incorporated	31
32.	Further Actions and Documents	31
33.	Counterparts	31

Exhibit A	-	The Montana Power Company Transmission Facility Clearance
Procedures
Exhibit B	-	Interconnected Units and Points of Interconnection
Exhibit C	-	Interconnection Facilities
Exhibit D	-	Metering Locations
Exhibit E	-	Remedial Action Schemes
Exhibit F	-	Protective Devices and Terminal Voltage Regulators
Exhibit G	-	Special Arrangements and Access to Facilities
Exhibit H	-	Dispute Resolution
Exhibit I	-	Operating Representatives
Exhibit J	-	Operating Procedures
Exhibit K	-	WSCC Reliability Management System Agreement (Draft)
Exhibit L  -  Non-Compliance with Safety and Reliability Requirements
Exhibit M -  Separation Principles
Exhibit Diagrams


GENERATION INTERCONNECTION AGREEMENT

	This Agreement, dated as of                               , is by and
between The Montana Power Company ("Company"), a Montana corporation, and
                                                               ("Generating
Party"),                                                    . The Company and
the Generating Party each shall be referred to as a "Party" and collectively shall be referred to as the "Parties."

RECITALS

	The Generating Party owns and operates Generation Facilities that are, or will be, interconnected with the Company's Electric System; and

	The Company provides transmission services under its FERC Open Access Transmission Tariff; and

	The Generating Party requires such transmission services from the Company to transmit power from the Generating Party's Generation Facilities to locations within, and external to, the Company's Electric System; and

	Control over the interconnection and certain operations of Generation Facilities operating within the Company's Electric System as provided herein is necessary for the Company to meet its responsibilities to provide safe and reliable transmission services; and

	This Agreement establishes various requirements for the capabilities and operation of the Generating Party's Generation Facilities operating within the Company's Electric System, as well as the Company's obligations with respect to them; and

	Such requirements are established to provide for reliable operation of the Company's Electric System and the Generating Party's Electric System.

	In order to carry out the transactions contemplated by the Separation Document, the Asset Purchase Agreement and this Agreement, and in consideration of the mutual benefits set forth in the recitals above, the Parties agree as follows:

AGREEMENT

1. Definitions  TC "1.	Definitions" \f C \l "1"  . For purposes of this
Agreement, capitalized terms not defined in this Section 1 or elsewhere in this Agreement shall have the meaning set forth in the Asset Purchase Agreement.

1.1. AGC  TC "1.1.		AGC" \f C \l "2"  : Automatic generation
control.

1.2. AGC Scan Cycle  TC "1.2.		AGC Scan Cycle" \f C \l "2"   The
time interval used to scan data for AGC calculations, typically four seconds.

1.3. Agreement  TC "1.3.		Agreement" \f C \l "2"  : This Generation
Interconnection Agreement.

1.4. Ancillary Services  TC "1.4.		Ancillary Services" \f C \l
"2"  : Energy Imbalance Service, Spinning Reserve Service,
Supplemental Reserve Service, Reactive Supply and Voltage Control
Service, Regulation and Frequency Response Service, and Scheduling,
System Control and Dispatch Service provided over the Company's
Electric System, together with such other interconnected operation services as the Company may offer to support the use of its Transmission Services, and which shall include all ancillary services a transmission provider is required by FERC to provide, while maintaining reliable operation of the Company's Electric System in accordance with Good Utility Practice.

1.5. Asset Purchase Agreement  TC "1.5.		Asset Purchase
Agreement" \f C \l "2" : That certain asset purchase agreement dated as of___________ by and between the Company as Seller and Generating Party as Purchaser pursuant to which the Generating Party acquired ownership of the Interconnected Units previously owned by the Company.

1.6. Automatic Data Transfer  TC "1.6.		Automatic Data Transfer"
\f C \l "2" : The provision of data to the Company either: (1) by direct telemetry between the applicable Interconnected Unit or Interconnected Plant and the Company's SOCC, or (2) by a data channel from the Control Center for the applicable Interconnected Unit or Interconnected Plant to the Company's SOCC.

1.7. Closing Date  TC "1.7.		Closing Date" \f C \l "2"  : The
date on which the Closing occurs under the Asset Purchase Agreement.

1.8. Company's Electric System  TC "1.8.		Company's Electric
System" \f C \l "2" : An Electric System comprised of those facilities owned, operated, leased or controlled by the Company.

1.9. Company Tariffs  TC "1.9.		Company Tariffs" \f C \l "2"  :
Those tariffs of the Company for the provision of Transmission
Services, including Ancillary Services, as in effect and accepted for filing or approved by FERC.

1.10. Confidential Information  TC "1.10.		Confidential
Information" \f C \l "2" : Any documents, data or other information received by the Company, whether in written, oral or machine readable form, which the provider has identified in writing to be confidential, and information related to the operational characteristics of any Interconnected Unit, that the Company otherwise obtains in the performance of its obligations under this Agreement; provided, however, that Confidential Information shall not include (1) information that FERC requires to be disclosed on the Company's OASIS, (2) information that becomes available to the public on a non-confidential basis, other than as a result of the Company's breach of its confidentiality obligations, (3) information received by the Company from a third party provided that such source is not known and by reasonable effort could not be known by the Company to be bound by a confidentiality agreement with the Generating Party or otherwise prohibited from transmitting the information to the Company by a contractual, legal or fiduciary obligation, or (4) information independently developed by the Company.

1.11. Control Area  TC "1.11.		Control Area" \f C \l "2"  : An
Electric System or combination of Electric Systems to which a common automatic generation control scheme is applied in order to: (1)
match, at all times, the power output of the generators within the Electric System(s) and capacity and energy purchased from entities outside the Electric System(s) with the load within the Electric System(s); (2) maintain scheduled interchange with other Control
Areas, within the limits of Good Utility Practice; (3) maintain the frequency of the Electric System(s) within reasonable limits in accordance with Good Utility Practice; and (4) provide sufficient generating capacity to maintain operating reserves in accordance with Good Utility Practice.

1.12. Control Center  TC "1.12.	Control Center" \f C \l "2"  : The central
operations control facilities that perform operational control functions for a given Generation Facility.

1.13. Effective Date:   TC "1.13.	Effective Date" \f C \l "2"    The
effective date of this agreement as defined in Section 2.1.

1.14. Electric Disturbance  TC "1.14.	Electric Disturbance" \f C \l "2"  :
Any sudden, unexpected, changed or abnormal electric condition occurring in or on an Electric System that may cause damage or that requires immediate action to maintain the reliability of transmission services over the Electric System. A single Electric Disturbance shall be deemed to continue from its inception until all affected
Electric Systems are restored to a stable condition of normal voltage and frequency and are capable of carrying normal electrical loads.
The effects of a single Electric Disturbance shall be deemed to include: (1) all effects of such Electric Disturbance on the Electric System in or on which such Electric Disturbance originates;
and (2) all effects of such Electric Disturbance on all Electric
Systems directly or indirectly interconnected with such Electric
System.

1.15. Electric Losses  TC "1.15.	Electric Losses" \f C \l "2"  : The power
and energy consumed in the transmission of electric power and energy over an electric transmission system due to the effect of electrical resistance in the facilities and equipment that make up the electric transmission system.

1.16. Electric System  TC "1.16.	Electric System" \f C \l "2"  : A single
integrated electric power grid usually characterized by ownership, rental, lease, control, or operation by a single person or entity. An
"Electric System" consists of electric distribution facilities or generating facilities or transmission facilities, or any combination of the three, and includes transmission lines, distribution lines, substations, switching stations, generating plants and all associated equipment for generating, transmitting, distributing or controlling flow of power. The term "Electric System" shall include any devices or equipment by which information is originated on an electric system or by the person operating such system, by which such information is transmitted, and by which such information is received either for information or for operation of the system, whether by the originating system or by another system.

1.17. Energy Imbalance Service  TC "1.17.	Energy Imbalance Service" \f C
\l "2" : Energy correction for the difference between the scheduled and the actual delivery of electric energy to a transmission customer's load.

1.18. FERC  TC "1.18.	FERC" \f C \l "2"  : The Federal Energy
Regulatory Commission or its successor.

1.19. Generation Facility  TC "1.19.	Generation Facility" \f C \l "2"  :
Any facility used for the generation of electricity for sale at wholesale or retail.

1.20. Generation Redispatch  TC "1.20.	Generation Redispatch" \f C \l "2"
 : An increase or decrease in electric generation output at one or more specified Generation Facilities required to permit or to maintain the provision of reliable Transmission Service over the Company's Electric System.

1.21. Good Utility Practice  TC "1.21.	Good Utility Practice" \f C \l "2"
 : Any of the applicable practices, methods, and acts: (i) required of the party to whom Good Utility Practice is being applied under regulations of the National Electric Safety Code, NERC, or the successor of either of them, whether or not the party whose conduct is at issue is a member thereof; or (ii) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods, and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost to the party being expected to apply Good Utility Practice, consistent with law regulation, good business practices, generation, transmission and distribution reliability, safety, and expedition. Good Utility
Practice is intended to include practices, methods, or acts generally accepted in the WSCC Interconnection, and is not intended to be limited to optimum practices, methods, or acts to the exclusion of all others.. Good Utility Practice does not include intentional disregard of contractual commitments, even if those commitments are uneconomic under current market conditions.

1.22. Governor  TC "1.22.	Governor" \f C \l "2"  : Any device that
regulates the output of an electric generator as a function of Electric System frequency for the purposes of helping to maintain
Electric System stability.

1.23. Interconnected Plant  TC "1.23.	Interconnected Plant" \f C \l "2"  :
One or more Interconnected Units operated within the Company's
Electric System as a single Generation Facility.

1.24. Interconnected Unit  TC "1.24.	Interconnected Unit" \f C \l "2"  :
Any Generation Facility, or any part of any Generation Facility, or any part of the output of any Generation Facility, to the extent that
(1) the Generation Facility is operated within the Company's Electric System (whether as of the Interconnection Date or upon the occurrence of the events described in Section 3.3 or Section 3.4) and (2) the Generating Party has the ability (whether through ownership, by contract, or otherwise) to cause compliance with any of this Agreement's obligations with respect to such Generation Facility or output.

1.25. Interconnection Date  TC "1.25.	Interconnection Date" \f C \l "2"
With respect to those Interconnected Units purchased by the Generating Party from the Company pursuant to the Asset Purchase
Agreement, the Closing Date; otherwise, the date upon which the Generating Party's new or additional Generation Facilities, added pursuant to Section 3.3, become interconnected with the Company's
Electric System.

1.26. Interconnection Facilities  TC "1.26.	Interconnection Facilities" \f
C \l "2" : Electric transmission and distribution equipment owned, operated and maintained by the Generating Party and required for the operation of any Point of Interconnection.

1.27. Large Generation Facility  TC "1.27.	Large Generation Facility" \f
C \l "2" : (1) any Interconnected Unit with a rated capacity of 5 MW or greater and (2) any Interconnected Plant for which the aggregate rated capacity of all its Interconnected Units is 5 MW or greater.

1.28. Loss or Losses  TC "1.28.	Loss or Losses" \f C \l "2"  : Physical
damage to an Electric System; loss or damage resulting from making an Electric System or any portion thereof inoperable; and loss or damage consequential to either such loss or damage, including loss of use.

1.29. NERC  TC "1.29.	NERC" \f C \l "2"  : The North American Electric
Reliability Council or its successor organization.

1.30. OASIS  TC "1.30.	OASIS" \f C \l "2"  : An open access same-time
information system as prescribed by FERC, or any successor or revised system to OASIS prescribed by FERC

1.31. Point of Interconnection  TC "1.31.	Point of Interconnection" \f C
\l "2" : The point of change in operational control between an Interconnected Unit or Interconnected Plant and the Company's
Electric System, and except for (i) Colstrip 4, and (ii) if the Generating Party purchases the Colstrip 1, 2 and 3 Transmission
Assets as discussed in Section 1.10(f) of the Asset Purchase
Agreement, Colstrip 1, 2 and 3, at a facility subject to the Company's FERC Open Access Transmission Tariff.

1.32. Reactive Power  TC "1.32.	Reactive Power" \f C \l "2"  : The portion
of apparent power that is measured in VArs and that is supplied or absorbed by rotating electrical equipment or by electrostatic equipment, such as capacitors, reactors or power lines.

1.33. Reactive Supply and Voltage Control Service  TC "1.33.	Reactive
Supply and Voltage Support Service" \f C \l "2" : Service needed to maintain acceptable voltage levels on the Company's Electric System and to meet reactive capacity requirements at points of interconnection on the Company's Electric System.

1.34. Regulation and Frequency Response Service  TC "1.34.	Regulation
and Frequency Support Service" \f C \l "2" : Following the moment-to-moment variations in the electric energy supplies and demands in a Control Area in order to maintain the scheduled interconnection frequency at sixty cycles per second (60 Hz).

1.35. Remedial Action Scheme  TC "1.35.	Remedial Action Scheme" \f C
\l "2" : Protective systems that typically utilize a combination of conventional protective relays, computer-based processors, and telecommunications to accomplish rapid, automated response to any Electric Disturbance.

1.36. Safety and Reliability Requirements  TC "1.36.	Safety and
Reliability Requirements" \f C \l "2" : All that is required by Good Utility Practice, together with all applicable laws and governmental rules, regulations, orders, and all applicable provisions of the reliability criteria, standards, guidelines and operating procedures of NERC, FERC, WSCC, Institute of Electrical and Electronic Engineers, National Electric Safety Code and other organizations that govern the planning, design, and operation of a Party's Electrical System.

1.37. Scheduling, System Control and Dispatch Service  TC "1.37.
	Scheduling, System Control and Dispatch Service" \f C \l "2"  :
The services required for the Company to schedule the movement of electric power through, out of, within, or into its Control Area.

1.38. Separation Document  TC "1.38.	Separation Document" \f C \l "2"  :
The Separation Document to be agreed upon by the Parties, prior to the execution of this Agreement, in the manner provided below and in accordance with the Separation Principles provided as Exhibit M to this Agreement, including any documents, drawings or exhibits referred to or incorporated by reference in the Separation Document, which, among other things, defines and identifies the ownership and dispatch points of demarcation of the assets acquired or retained under the Asset Purchase Agreement, consists of various drawings and other items and provisions in accordance with the Separation
Principles and contains reciprocal grants of easements and related agreements in respect of the Real Property.

1.39. Significant Events List  TC "1.39.	Significant Events List" \f C
\l "2" : (1) with respect to the Company, a list of significant operating events and conditions of which the Company, in the event of the occurrence or existence of any such events or conditions on the Generating Party's Electric System, wishes to receive notice, and (2) with respect to the Generating Party, a list of significant operating events and conditions of which the Generating Party, in the event of the occurrence or existence of any such event or condition on the Company's Electric System, wishes to receive notice.

1.40. Small Generation Facility  TC "1.40.	Small Generation Facility" \f
C \l "2" : Any Interconnected Unit that (1) has a rated capacity of less than 5 MW and (2) is part of an Interconnected Plant for which the aggregate rated capacity of all its Interconnected Units is less than 5 MW.

1.41. SOCC  TC "1.41.	SOCC" \f C \l "2"  : Acronym for System
Operations Control Center, the central operations control facilities that are staffed 24 hours a day year-round and perform operational control functions for the Company's Electric System.

1.42. Spinning Reserve Service  TC "1.42.	Spinning Reserve Service" \f C
\l "2"  : The provision of Spinning Reserves.

1.43. Spinning Reserves  TC "1.43.	Spinning Reserves" \f C \l "2"  :
Additional electric capacity from partially or wholly unloaded synchronized Generation Facilities capable of beginning to ramp immediately upon demand.

1.44. Supplemental Reserve Service  TC "1.44.	Supplemental Reserve
Service" \f C \l "2"  : Provision of Supplemental Reserves.

1.45. Supplemental Reserves  TC "1.45.	Supplemental Reserves" \f C \l "2"
 : Additional electric capacity from Generation Facilities that are capable of being synchronized and ramped to a specified load on ten
(10) minutes' notice, or load that is capable of being interrupted on ten (10) minutes' notice.

1.46. Transmission Service  TC "1.46.	Transmission Service" \f C \l "2"  :
As defined in the Company's FERC Open Access Transmission Tariff.

1.47. Uncontrollable Force  TC "1.47.	Uncontrollable Force" \f C \l "2"  :
Any act of God, labor disturbance, act of the public enemy, war, insurrection, riot, fire, storm or flood, earthquake, explosion, accident to or breakage, failure or malfunction of machinery or equipment, any curtailment, order, regulation or restriction imposed by governmental military or lawfully established civilian authorities, or any other cause beyond a Party's reasonable control and to the extent without such Party's fault or negligence.

1.48. Willful Action  TC "1.48.	Willful Action" \f C \l "2"  : An action
taken or not taken by a Party, which action is knowingly or intentionally taken or failed to be taken, with intent that injury or damage would result therefrom or which action is wantonly reckless. Willful Action does not include any act or failure to act which is involuntary, accidental, negligent or grossly negligent.

1.49. WIS Agreement  TC "1.49.	WIS Agreement" \f C \l "2"  : The
Agreement Limiting Liability Among Western Interconnected Systems, as amended from time to time.

1.50. WSCC  TC "1.50.	WSCC" \f C \l "2"  : The Western Systems
Coordinating Council or its successor organization.

1.51. WSCC Interconnection  TC "1.51.	WSCC Interconnection" \f C \l "2"  :
The WSCC geographic region as defined by NERC.

1.52. WSCC Regional Security Plan  TC "1.52.	WSCC Regional Security Plan"
\f C \l "2" : A plan adopted and approved by the WSCC to meet NERC requirements for a security process for Control Area operations within the WSCC.

2. Effective Date, Term and Termination  TC "2.	Effective Date; Term and
Termination" \f C \l "1"  .

2.1. Effective Date  TC "2.1.	Effective Date" \f C \l "2"  . This
Agreement shall become effective upon the Closing Date; provided, however, if FERC's acceptance for filing or approval of this Agreement is, as a result of rehearing or judicial review thereof, subsequently revised or modified in a manner unacceptable to either Party, the Parties shall work together in good faith to amend the Agreement so that it is acceptable to both Parties and FERC. Any such revision or modification of this Agreement shall be deemed unacceptable to a Party only if that Party provides notice to the other Party within thirty (30) days of issuance of the applicable FERC action or judicial order that such action or order is unacceptable. The obligations of the Generating Party and the Company described in Sections 4 through 9 shall commence on the Interconnection Date.

2.2. Termination  TC "2.2.	Termination" \f C \l "2"  . This Agreement
shall terminate: (1) upon termination of all agreements between the Company and the Generating Party for the provision of Transmission Services; (2) upon mutual written agreement, or (3) upon the effective date of an agreement between an Independent System Operator
(ISO) and the Company as described in Section 9 of this Agreement. In addition, this Agreement shall cease to be applicable to any Interconnected Unit as of the date and time that the Interconnected
Unit permanently ceases to operate within the Company's Electric
System. The Generating Party shall provide the Company with at least
6 months' notice before effecting any operating change that would cause an Interconnected Unit to permanently cease operating within the Company's Electric System. At any time the Generating Party is purchasing any transmission service or ancillary service under the Company's FERC Open Access Transmission Tariff related to an Interconnected Unit, that Interconnected Unit shall be deemed to operate within the Company's Electric System.

3. Agreement's Application  TC "3.	Agreement's Application" \f C \l "1"  .

3.1. All Interconnected Units Covered  TC "3.1.	All Interconnected Units
Covered" \f C \l "2"  . This Agreement shall apply to all
Interconnected Units identified in Exhibit B as such Exhibit may be amended from time to time pursuant to Section 3.3 below. The
Generating Party represents and warrants to the Company that all Interconnected Units are included on Exhibit B to this Agreement.
With respect to assets purchased by the Generating Party from the Company pursuant to the Asset Purchase Agreement and within the scope of this Agreement, the Company represents and warrants that: (1) as of the Closing Date the Interconnected Units, Interconnection
Facilities and related facilities meet the Safety and Reliability Requirements except as described in Exhibit L; (2) as of the Closing Date the Interconnected Units, Interconnection Facilities and related facilities include all equipment in such condition and with such capabilities as to fully comply with each and all of the requirements and obligations of the Generating Party set forth in this Agreement, except for those requirements and obligations of the Generating Party set forth in Sections 4 and 6 of this Agreement; (3) except for (i) Colstrip 4 and (ii) if the Generating Party purchases the Colstrip 1,
2 and 3 Transmission Assets as discussed in Section 1.10(f) of the Asset Purchase Agreement, Colstrip 1, 2 and 3, , each Point of Interconnection is at a facility subject to the Company's FERC Open Access Transmission Tariff; (4) as of the Closing Date the Company's Electric System has sufficient available transmission capacity to integrate into the Company's Electric System the output of each of the Interconnected Units acquired by the Generating Party pursuant to the Asset Purchase Agreement.

3.2. New Agreements Relating to Interconnected Generation Facilities  TC
"3.2.	New Agreements Relating to Interconnected Generation
Facilities" \f C \l "2" . Whenever during the term of this Agreement the Generating Party enters into any new agreement or other arrangement with respect to the ownership or operation of any Generation Facility that is or will become an Interconnected Unit, the Generating Party shall cause such new agreement or arrangement to contain terms that require full compliance with all provisions of this Agreement.

3.3. New or Additional Generation Facilities  TC "3.3.	New or Additional
Generation Facilities" \f C \l "2" . Whenever during the term of this Agreement the Generating Party acquires control over any new or additional Generation Facility that is or will be an Interconnected
Unit, whether by construction, acquisition, contract or otherwise, the Generating Party shall provide the Company 12 months notice prior to the time the Generating Party desires to interconnect the new or additional Generation Facility with the Company's Electric System.
Upon request of the Generating Party for a shorter notice period, the Company, in its sole discretion, which shall not be unreasonably withheld, may agree to a shorter notice period. The Generating Party shall comply with the terms and conditions of the Company Tariffs as required to obtain the additional transmission services necessary for the new or additional generation. If the Company determines that the new or additional Generation Facility can be an Interconnected Unit, the parties shall amend Exhibit B to this Agreement to add the additional Interconnected Unit and the Interconnected Unit shall be subject to this Agreement upon commencing operations within the Company's Electric System.

3.4. Transfers of Control over Interconnected Units  TC "3.4.	Transfers of
Control over Interconnected Units" \f C \l "2" . Except in strict compliance with the provisions of Section 12, the Generating Party shall not in any manner, directly or indirectly transfer or assign any interest in, or otherwise impair or diminish any rights to cause compliance with the obligations of this Agreement by, any Interconnected Unit. Despite the foregoing, no transfer or assignment of any rights or interests in any formerly Interconnected Unit that has ceased to operate within the Company's Electric System as described in Section 2.2 above shall be deemed to violate the provisions of this Section 3.5 provided that the Generating Party has complied with the notice provisions of Section 2.2 with respect to termination of the applicable Generation Facility's status as an Interconnected Unit.

3.5. The Generating Party's Responsibility To Protect Its Electric System
TC "3.5.	The Generating Party's Responsibility To Protect Its
Electric System" \f C \l "2" . Under no circumstances shall the Generating Party's execution of this Agreement be interpreted as relieving the Generating Party from any responsibilities to protect its Electric System or as imposing any responsibility or liability on the Company for damage to the Generating Party's Electric System or to any person or property, except to the extent of the Company's
Willful Action.

3.6. Compliance with NERC, WSCC, FERC, Etc  TC "3.6.	Compliance with
NERC, WSCC, FERC, Etc" \f C \l "2" . In carrying out the requirements of this Agreement, neither Party shall be required to take actions that would violate the Safety and Reliability
Requirements or its FERC licenses (if any).

4. Interconnections, Metering Systems, Communications, and Data TC "4. Interconnections, Metering Systems, Communications, and Data" \f C \l
"1"  .

4.1. Interconnections and Metering System Locations  TC "4.1.
	Interconnections and Metering System Locations" \f C \l "2"  .

4.1.1. The Points of Interconnection between the Interconnected Units and the Company's Electric System (including their location and any related equipment) are as listed in Exhibit B to this Agreement. The Generating Party shall, upon the Company's request, make available to the Company corresponding maps and single-line diagrams of all Points of Interconnection and related equipment listed on Exhibit B. The Company shall mark the Points of Interconnection in the field by a means acceptable to both Parties. The Parties shall amend Exhibit B as necessary to reflect additions or modifications to any Points of Interconnection. As of the Closing Date, and except for (i) Colstrip 4 and (ii) if the Generating Party purchases the Colstrip 1, 2 and 3 Transmission Assets as discussed in
Section 1.10(f) of the Asset Purchase Agreement, Colstrip 1, 2 and 3, , each Point of Interconnection shall be at a facility subject to the Company's FERC Open Access Transmission Tariff.

4.1.2. Exhibit C to this Agreement provides the Interconnection Facilities that must be in place for the Generating Party's Generation Facilities to be interconnected to the Company's Electric System. The Generating Party cannot degrade, remove, or otherwise reduce the capacity of the Interconnection Facilities without a like reduction in generating capacity. The Parties shall amend Exhibit C as necessary to reflect additions or modifications to any Interconnection Facilities that have been approved by the Company.

4.1.3. Exhibit D to this Agreement specifies the locations of all metering systems, and any necessary adjustment factors if the location of a metering system is not at the Point of Interconnection. With respect to the Interconnected Units purchased by the Generating Party from the Company pursuant to the Asset Purchase Agreement, any and all costs incurred to upgrade the metering at those Interconnected Units to meet the requirements of Section 4.2 below will be borne by the Generating Party. The Parties agree to keep this information current and to advise each other of any additions or modification made to a metering system at the time any such modification or addition is made. The Parties further agree to amend Exhibit D as necessary and appropriate to reflect such additions or modifications.

4.2. Metering System Requirements  TC "4.2.	Metering System Requirements"
\f C \l "2"  .

4.2.1. Application  TC "4.2.1.	Application" \f C \l "3"  . The
metering system requirements set forth in Section 4.2 of this Agreement shall apply as follows:

4.2.1.1. Any Large Generation Facility shall be required to comply with all metering system requirements in
Section 4.2 immediately as of the Interconnection Date unless otherwise mutually agreed. Any Large Generation
Facility that the Parties agree does not have to comply with the requirements of this Section 4.2 and the acceptable metering arrangements shall be listed in Exhibit D.

4.2.1.2. Any Small Generation Facility shall be required to comply with the metering system requirements of
Section 4.2 only to the extent that metering systems in place at the Small Generation Facility as of the Interconnection Date satisfies the requirements of
Section 4.2; provided, however, that any metering system for a Small Generation Facility that is replaced or installed after the Interconnection Date shall be required to satisfy all the requirements of
Section 4.2.

4.2.1.3. Any metering system requirement of this Section 4.2 shall be deemed to be satisfied with respect to any Interconnected Unit if either: (1) the metering system for the Interconnected Unit itself satisfies the applicable requirement, or (2) the Interconnected
Unit is part of an Interconnected Plant that has a metering system that satisfies the applicable requirement.

4.2.2. Interchange Metering  TC "4.2.2.	Interchange Metering" \f C \l
"3" . Each Interconnected Unit shall have an interchange metering system at or near the Point(s) of Interconnection. The interchange metering system shall measure:

(a) MW of electrical capacity delivered from and received by the Interconnected Unit, metering shall be on a four second AGC scan cycle unless otherwise agreed to;

(b) MWh of energy delivered from and received by the Interconnected Unit; and

(c) MVArs of Reactive Power produced or absorbed by the Interconnected Unit.

4.2.3. Accuracy of Metering Systems  TC "4.2.3.	Accuracy of
Metering Systems" \f C \l "3" . The Generating Party shall make all reasonable efforts to cause all metering systems (collectively, the meter, instrument transformers, and interconnecting leads) required under this Agreement to function at all times with 100 percent accuracy, but all such metering systems shall in any case be within the accuracy limits set by the Company in accordance with Good Utility Practice or one half of one percent (as measured on a kW, kWh, kVAr basis at full load in any case), whichever is less.

4.2.4. Calibration and Testing  TC "4.2.4.	Calibration and Testing"
\f C \l "3"  .

4.2.4.1. Subject to the requirements of Section 4.2.4.3 below, the Generating Party shall cause all interchange metering systems to be calibrated every two years, unless otherwise agreed in writing by the Parties. The
Generating Party shall provide the Company with sufficient notice of the time and place of all metering system calibrations to enable the Company to arrange for its representative to attend if it so chooses. The Generating Party shall make calibration records available to the Company. The Generating Party shall ensure that interchange metering system calibration standards and methods are in accordance with Good Utility Practice.

4.2.4.2. Subject to the requirements of Section 4.2.4.3 below, the Generating Party shall cause such tests or inspections of metering systems subject to this Agreement to be made as may be requested by the Company from time to time or at any time. The Company shall be responsible for the costs and expenses of any such tests or inspections unless the results thereof demonstrate that any such metering systems fail to comply with any of the requirements of Section 4.2, in which event the Generating Party shall have sole responsibility for the costs and expenses of such tests or inspections. The Generating Party shall provide the Company with sufficient notice of the time and place of any metering systems test or inspection to enable the Company to arrange for its representative to attend if it so chooses. The
Generating Party shall adjust, repair, or replace any component of any metering system found to be defective or inaccurate, and promptly notify the Company thereof. The Generating Party shall perform all metering system tests and inspections in accordance with Good Utility Practice and shall provide to the Company a copy of all records and documentation of any tests and inspections.

4.2.4.3. In carrying out any metering system calibrations, tests, or inspections as provided in Section 4.2.4.1 or Section 4.2.4.2, the Generating Party shall (1) use only personnel who meet the technical qualifications approved in advance by the Company in the exercise of its reasonable discretion, such qualifications to be no more stringent than the qualifications applied to personnel used to perform such activities for the Company's own metering facilities, and (2) either (a) use only third-party personnel whom both the Generating Party and the Company, in the exercise of their reasonable discretion, have determined to be sufficiently independent, or (b) in any instance in which the Generating Party elects to use its own personnel to perform any of such responsibilities, permit a representative of the Company to be present for the performance of such responsibilities. Without in any way limiting the foregoing, neither any approval by the Company of any personnel used by the Generating Party in carrying out any such responsibilities, nor the presence of any the Company representatives during the performance of any such responsibilities, shall relieve the Generating Party in any manner whatsoever of any responsibility or liability for any failure to comply with each and all of the requirements of Section 4.2.

4.2.4.4. The Generating Party shall ensure that all metering systems at the locations set forth in Exhibit D are at all times sealed or otherwise secured against tampering, and that any seals on such systems are opened only when the systems are calibrated, inspected, tested or adjusted in accordance with the requirements of this Agreement.

4.2.4.5. The Company shall have the right at any time to audit the Generating Party's compliance with the requirements of Section 4.2 of this Agreement. The
Company shall provide the Generating Party with reasonable notice of any such audit, and the Generating Party shall cooperate with the audit. The
Company shall be responsible for the costs and expenses of any such audit unless the results thereof demonstrate that the Generating Party has failed to comply with any of the requirements of Section 4.2, in which event the Generating Party shall have sole responsibility for the costs and expenses of such audit.

4.2.5. Adjustment for Electric Losses  TC "4.2.5.	Adjustment for
Electric Losses" \f C \l "3" . In any case where metering systems required under this Agreement are not located at the Point of Interconnection between the applicable Interconnected
Unit or Interconnected Plant and the Company's Electric System, the Generating Party shall cause meter readings to be adjusted, in the manner agreed to by the Parties, for Electric Losses between the metering point and the Point of Interconnection.

4.2.6. Additional Metering  TC "4.2.6.	Additional Metering" \f C \l
"3" . To the extent required by changes after the Interconnection Date to the Safety and Reliability Requirements in effect on the Interconnection Date, the Generating Party shall install any additional metering systems reasonably requested by the Company to enable the Company to operate its Control Area and the Company's Electric System in accordance with the Safety and Reliability Requirements

4.3. Data Requirements  TC "4.3.	Data Requirements" \f C \l "2"  .

4.3.1. Application  TC "4.3.1.	Application" \f C \l "3"  . The data
requirements set forth in Section 4.3 of this Agreement shall apply as follows:

4.3.1.1. Any Large Generation Facility shall be required to comply with all data requirements in Section 4.3 immediately as of the Interconnection Date.

4.3.1.2. Any Small Generation Facility shall be required to comply with the data requirements of Section 4.3 only to the extent that equipment in place at the Small
Generation Facility as of the Interconnection Date enables the Generating Party to meet the data requirements of Section 4.3; provided, however, the data from metering systems shall be subject to the provisions of Section 4.2.1.2, and further provided, that the Generating Party shall make good faith, commercially reasonable efforts to upgrade any other equipment needed to comply with the data requirements of Section 4.3 wherever appropriate in accordance with Good Utility Practice.

4.3.1.3. The Generating Party may provide data required under this Section 4.3 either on an Interconnected Unit basis or on an Interconnected Plant basis, except for data concerning the number of Interconnected Units available and on line, which the Generating Party shall provide on an individual Interconnected Unit basis.

4.3.2. MWh Data  TC "4.3.2.	MWh Data" \f C \l "3"  . The Generating
Party shall provide to the Company MWh data for all Interconnected Units on at least a monthly basis, subject to
Section 4.3.3.

4.3.3. Data by Automatic Data Transfer  TC "4.3.3.	Data by Automatic
Data Transfer" \f C \l "3" . For any Large Generation Facility the Generating Party shall provide the following data to the SOCC by Automatic Data Transfer pursuant to data transfer protocols required by the Company:

(a) MW data, at a data rate of at least once every AGC scan cycle, for purposes of this agreement an AGC scan cycle is four seconds unless otherwise agreed to;

(b) MVArs, at a data rate of at least once every AGC scan cycle;

(c) Voltage at the Point of Interconnection, at a data rate of at least once every AGC scan cycle;

(d) Indication of the number of Interconnected Units, both available and on line, at a data rate of at least once every AGC scan cycle;

(e) MW of Spinning Reserves available and MW of Non-Spinning Reserves controlled by the Generating Party, at a data rate of a least once every ten (10) minutes, or, if the Company requests a greater data rate to comply with the Safety and Reliability Requirements, at the data rate specified by the Company; and

(f) MWh data on an hourly basis.

4.3.4. Additional Data  TC "4.3.4.	Additional Data" \f C \l "3"
 . The Generating Party shall provide to the Company any additional data reasonably requested by the Company to enable the Company to operate its Control Area and the Company's
Electric System in accordance with the Safety and Reliability
Requirements, or as required by the WSCC Regional Security
Plan.

4.4. Communications Capabilities  TC "4.4.	Communications Capabilities"
\f C \l "2"  .

4.4.1. For any Interconnected Plant connected to the Company's Electric System at 230 kV or higher, the Generating Party shall have dedicated telecommunication facilities (or equipment of equivalent reliability) for the Interconnected Plant's Remedial Action Schemes, relay communications, and other critical control functions.

4.4.2. In any case in which this Agreement requires an Interconnected Unit to have any type of Automatic Data Transfer facilities, the Generating Party shall also provide voice communications between the SOCC and: (1) the applicable Interconnected Unit;
(2) the Interconnected Plant that encompasses the applicable
Interconnected Unit; or (3) the Control Center for the applicable Interconnected Unit or Interconnected Plant.

4.4.2.1. For  (1) any Large Generation Facility and (2) any
Interconnected Unit that provides rapid automated generation response as part of a Remedial Actions
Scheme, the Generating Party shall have a dedicated, direct, automatic ringdown trunk (or equipment of equivalent reliability) voice circuit between the SOCC and: (a) the applicable Interconnected Unit; (b) the Interconnected Plant that encompasses the applicable
Interconnected Unit; or (c) the Control Center for the applicable Interconnected Unit or Interconnected
Plant.

4.4.3. All Automatic Data Transfer facilities and any other control and protection communications facilities required by this Agreement shall be designed and maintained to function at their full performance levels before, during, and after any Electric
Disturbance.

4.4.4. The Generating Party shall install any additional Automatic Data Transfer facilities or other communications facilities reasonably requested by the Company to enable the Company to operate its Control Area and the Company's Electric System in accordance with the Safety and Reliability Requirements.

5. The Company's Obligations  TC "5.	The Company's Obligations" \f C \l
"1"  .

5.1. Operation of the Company's Electric System  TC "5.1.	Operation of
The Company's Electric System" \f C \l "2" . The Company shall operate the Company's Electric System in accordance with the Safety and Reliability Requirements. Subject to the provisions of
Section 11, the sole remedy available to the Generating Party for or as a result of any breach or violation of this Section 5.1 by the Company shall be (1) specific performance and (2) reimbursement by the Company of any fines or other monetary penalties incurred by the Generating Party as a result of such breach or violation. If the Generating Party determines that the Company may be or become liable for reimbursement of any such fines or penalties under this
Section 5.1, the Generating Party shall provide notice to the Company at the earliest practicable opportunity so that the Company may contest or take other available action to avoid or minimize such fines or penalties.

5.2. Interconnected Plant Scheduling  TC "5.2.	Interconnected Plant
Scheduling" \f C \l "2" . The Company shall perform scheduling with respect to any requested transmission of capacity and energy from any Interconnected Plant (or the Control Center for any Interconnected Plant) in accordance with the Company Tariffs and applicable laws, regulations, and procedures.

5.3. Maintenance Scheduling  TC "5.3.	Maintenance Scheduling" \f C \l "2"
 . The Company shall notify the Generating Party before finalizing any proposed schedule for performing maintenance of the Company's
Electric System which maintenance may affect any Generating Party's Interconnected Plant, and shall consult with and make reasonable efforts to schedule such maintenance to coincide with Generating
Party's scheduled outages and otherwise to accommodate the needs of the Generating Party in scheduling maintenance of the Company's
Electric System in accordance with applicable Safety and Reliability
Requirements.

5.4. The Company's Confidentiality Obligations  TC "5.4.	The Company
Confidentiality Obligations" \f C \l "2"  .

5.4.1. Protection of Confidential Information  TC "5.4.1.	Protection
of Confidential Information" \f C \l "3" . Except with the prior written authorization of the Generating Party, or to the extent required by applicable law, regulation, administrative or judicial order or pursuant to the terms of this Agreement, the Company shall not disclose to a third party the Confidential Information of the Generating Party; provided, however, that the Company shall be entitled to disclose such Confidential Information if: (1) the Company reasonably determines that such Confidential Information must be disclosed only to such persons and only to the extent necessary to avert unplanned Transmission Service interruptions or to more speedily restore Transmission Service; or (2) required to comply with the Safety and Reliability Requirements or WSCC
Regional Security Plan.

5.4.2. Disclosure Pursuant to Administrative or Judicial Order  TC
"5.4.2.	Disclosure Pursuant to Administrative or Judicial
Order" \f C \l "3" . The Company shall promptly notify the Generating Party if it receives notice or otherwise concludes that the production of any Confidential Information is being sought under any provision of law or in any administrative or judicial proceeding. The Generating Party may, in its sole discretion and at its sole cost and expense, undertake any challenge to such disclosure. The Company shall reasonably cooperate with the Generating Party, at the Generating Party's sole cost and expense, to minimize or eliminate any such disclosure requirement consistent with applicable law, and to obtain proprietary or confidential treatment of Confidential Information by any person to whom such information is disclosed pursuant to Section 5.4.1.

5.4.3. Return of Confidential Information  TC "5.4.3.	Return of
Confidential Information" \f C \l "3" . Upon termination or expiration of this Agreement, the Company shall promptly return to the Generating Party all specific written Confidential Information requested by the Generating Party that the Company has in its possession and is not required to retain by law, regulation or the Safety and Reliability Requirements. Prior to termination or expiration of this Agreement, this provision does not prevent the Company from disposing of written Confidential Information consistent with its record retention policies.

5.4.4. Survival of the Company's Confidentiality Obligations  TC
"5.4.4.	Survival of the Company's Confidentiality Obligations"
\f C \l "3" . The provisions of this Section 5.4 shall survive the termination or expiration of this Agreement for a period of three years.

6. Capabilities, Operation, Maintenance, and Performance of Interconnected
Units  TC "6.	Capabilities, Operation, Maintenance, and Performance of
Interconnected Units" \f C \l "1"  .

6.1. Safety and Reliability Requirements  TC "6.1.	Safety and
Reliability Requirements" \f C \l "1" \f C \l "2" . Despite any other provision of this Agreement except Section 6.4, the Generating Party shall cause each Interconnected Unit to have the capabilities required by, and to be operated in accordance with, the Safety and Reliability Requirements. Subject to the provisions of Section 11, the sole remedy available to the Company for or as a result of any breach or violation of this Section 6.1 by the Generating Party shall be (1) specific performance and (2) reimbursement by the Generating Party of any fines or other monetary penalties incurred by the Company as a result of such breach or violation. Any fines or other monetary penalties incurred as a result of violation of the Safety and Reliability Requirements related to governor speed and frequency control as discussed in Section 6.4 shall be the obligation of the Company prior to the Reference Date and the obligation of the Generating Party on or after the Reference Date; provided, however, at the Company's option, prior to the Reference Date the Company can elect to make modifications to the governor systems at the Company's expense to bring them into compliance with the Safety and Reliability Requirements. For purposes of this Section 6.1, the Reference Date shall be the later of (i) January 1, 2001 or (ii) 12 months after the Closing Date. If the Company determines that the Generating Party may be or become liable for reimbursement of any such costs or expenses under this Section 6.1, the Company shall provide notice thereof to the Generating Party at the earliest practical opportunity so that the Interconnecting Party may contest or take other available action to avoid or minimize such fines or penalties.

6.1.1. WSCC Reliability Management System Agreement.   TC "6.1.1.
	WSCC Reliability Management System Agreement" \f C \l "2" If the Company participates in the WSCC Reliability Management System upon its approval by FERC, the Generating Party agrees to execute an agreement to participate in such program as approved by FERC. Drafts of such agreements are included in Exhibit K.

6.2. Specific Capability and Operating Requirements  TC "6.2.	Specific
Capability and Operating Requirements" \f C \l "2" . Without limiting the generality of Section 6.1 above, the Generating Party shall comply with the following specific requirements with respect to all Interconnected Units:

6.2.1. Clearances/Safety Issues  TC "6.2.1.	Clearances/Safety
Issues" \f C \l "3"  .

6.2.1.1. Without limiting the provisions of Section 6.2.5, the Generating Party shall cooperate with the Company to facilitate maintenance of the Company's Electric
System by disconnecting any Interconnected Unit from the Company's Electric System when so requested by the Company for maintenance purposes. Whenever disconnecting an Interconnected Unit from the Company's Electric System, the Generating Party shall perform such disconnection in accordance with Good
Utility Practice and in compliance with the Company's transmission facility clearance procedures attached hereto as Exhibit A as may be amended, reasonably and without discrimination to the Generating Party, by the Company in its sole discretion from time to time. If the Company amends its transmission facility clearance procedures, it will notify the Generating Party as soon as practicable thereafter, and provide to the Generating Party a new Exhibit A to this Agreement.

6.2.1.2. The Generating Party acknowledges that following an Electric Disturbance, certain equipment on the Company's Electric System may reclose in accordance with Good Utility Practice. The Generating Party shall have sole responsibility for protecting its Electric
System and all Interconnected Units and related equipment from any damage resulting from such reclosure. To the extent not prohibited by applicable law, the Generating Party hereby indemnifies and agrees to hold harmless the Company and its trustees, officers, employees and agents from and against any and all losses, liabilities, injuries, damages, costs and expenses caused by, resulting from or arising out of (1) any damage to any of the Generating Party's
Electric System or any Interconnected Unit (or related equipment) to the extent caused by, resulting from, or arising out of any such reclosure and (2) death or injury of any persons to the extent caused by, resulting from, or arising out of any impact or effect of any such reclosure upon the Generating Party's
Electric System or any Interconnected Unit (or related equipment).

6.2.1.3. The Generating Party shall not energize a de-energized transmission line on the Company's Electric System unless the energization is approved by the Company.
If, for any reason, any Interconnected Plant is disconnected from the Company's Electric System (by
Electric Disturbance, line switching, or otherwise), the Generating Party shall cause the switching device connecting the Interconnected Plant to the Company's
Electric System to become and remain open and not reclose until the Company approves the reclosure.

6.2.2. Synchronization  TC "6.2.2.	Synchronization" \f C \l "3"
 . The Generating Party shall be responsible for ensuring that whenever an Interconnected Unit is brought on-line, such Interconnected Unit is synchronized to the Company's Electric
System before connection to the Company's Electric System.

6.2.3. Reporting  TC "6.2.3.	Reporting" \f C \l "3"  .

6.2.3.1. Promptly after execution of this Agreement, and after consulting with the Generating Party, the Company shall provide to the Generating Party its Significant
Events List. The Company shall have the right to amend such list from time to time and at any time, in each instance after consulting with the Generating Party.
The Generating Party shall notify the Company promptly in the event of the existence or occurrence of any of the events or conditions listed on the Company's
Significant Events List.

6.2.3.2. Promptly after execution of this Agreement, and after consulting with the Company, the Generating Party shall provide to the Company its Significant Events
List. The Generating Party shall have the right to amend such list from time to time and at any time, in each instance after consulting with the Company. The
Company shall notify the Generating Party promptly in the event of the existence or occurrence of any of the events or conditions listed on the Generating Party's
Significant Events List.

6.2.3.3. Exhibit J to this Agreement defines additional reporting requirements related to the operation of the Generation Facility.

6.2.4. Remedial Action Schemes  TC "6.2.4.	Remedial Action Schemes"
\f C \l "3"  . The Generating Party shall participate in the
Remedial Action Schemes, if any, described in Exhibit E to this Agreement.

6.2.5. Maintenance  TC "6.2.5.	Maintenance" \f C \l "3"  . The
Generating Party shall maintain all Interconnected Units and all related equipment in accordance with all applicable Safety and Reliability Requirements; provided, however, that nothing in this Section 6.2.5 shall require a standard relating to upgrading the governor systems of the Interconnected Units listed in Exhibit L except as set forth in Section 6.4. The Generating Party shall notify the Company as soon as practical in advance of any scheduled maintenance that will require an Interconnected Unit to be taken off-line. If the Company requests that the Generating Party adjust its proposed maintenance schedule because of Safety and Reliability Requirements, the Generating Party shall make all reasonable efforts to adjust its maintenance schedule in accordance with the Company's request. By January 1 each year, the Generating Party shall provide to the Company a schedule of annual maintenance for all Interconnected Units. The Generating Party shall notify the Company if the schedule changes.

6.2.6. Protective Devices and Schemes  TC "6.2.6.	Protective Devices
and Schemes" \f C \l "3" . Each Party reserves the right to install, maintain, and operate (or cause to be installed, maintained, and operated) such protective devices as it deems necessary for separating the Interconnected Units from the Company's Electric System to avoid injury or damage, subject to the following conditions:

(a) Each Party shall install, maintain, and operate (or cause to be installed, maintained, and operated) such protective devices in accordance with all applicable
Safety and Reliability Requirements; and

(b) If the Generating Party proposes to add or modify any protective relays or control schemes in a manner that could materially affect the operation of the Company's
Control Area or the Company's Electric System, the
Generating Party shall not proceed with such addition or modification unless the protective relays or control schemes: (i) are compatible with the Company's existing protective relay schemes and (ii) have been approved in writing by the Company.

6.2.7. Opening of Interconnection Facilities  TC "6.2.7.	Opening of
Interconnection Facilities" \f C \l "3" . The Generating Party shall have the unilateral right to open Interconnection
Facilities in the event of, and for the duration of, any emergency on its Electric System, if such separation would reasonably be expected to mitigate or remedy the emergency. The
Generating Party shall promptly notify the Company of any such opening of Interconnection Facilities unless such information has already been provided to the Company by Automatic Data
Transfer. During an Electric Disturbance, the Company shall have the right to open, or order opened, any Interconnection
Facility in accordance with the Safety and Reliability
Requirements.

6.2.8. Electric Disturbance Response Procedures  TC "6.2.8.
	Electric Disturbance Response Procedures" \f C \l "3" . The Company and the Generating Party shall work together to develop a mutually acceptable set of specific actions that each Party shall take in response to Electric Disturbances affecting the Generating Party, and shall make good faith efforts to incorporate these specific actions into a written set of operating guidelines specifying how each Party shall respond following any such Electric Disturbance.

6.3. Excitation System Requirements for Synchronous Generation Facilities
TC "6.3.	Excitation System Requirements for Synchronous Generation
Facilities" \f C \l "2"  .

6.3.1. Each Interconnected Unit that is a synchronous Generation
Facility shall meet the following excitation system requirements:

6.3.1.1. If the Interconnected Unit was in operation before the Effective Date, the Interconnected Unit's excitation system shall have the best voltage response time permitted by existing equipment; provided, however, that if the excitation system's response time is greater than allowed under the Safety and Reliability
Requirements, the Generating Party shall make good faith, commercially reasonable efforts to upgrade the excitation system to a response time to comply with the Safety and Reliability Requirements or less as appropriate in accordance with Good Utility Practice.

6.3.1.2. If the Interconnected Unit was not in operation before the Effective Date, the Interconnected Unit's excitation system shall have a voltage response time which complies with the Safety and Reliability
Requirements or less.

6.3.1.3. The protective devices and terminal voltage regulators for each Interconnected Unit shall be as described in Exhibit F to this Agreement. Unless otherwise directed by the Company, the Generating Party shall cause all excitation systems' mode of operation to be automatic terminal voltage regulation.

6.3.1.4. Each Interconnected Unit shall meet the power system stabilizer (PSS) requirements of the Safety and Reliability Requirements. The Generating Party shall cause the applicable PSS to be in service and properly calibrated as required by the Safety and Reliability
Requirements.

6.4. Governor Speed and Frequency Control  TC "6.4.	Governor Speed and
Frequency Control" \f C \l "2"  . To the extent required by the
Safety and Reliability Requirements, each Interconnected Unit shall have an operational governor system meeting the Safety and Reliability Requirements. Subject to the preceding sentence, the Generating Party shall set the governor for each Interconnected Unit according to the Company's directions and within the machine's capabilities. If an Interconnected Unit was in operation before the Effective Date and the Interconnected Unit's governor system does not meet the Safety and Reliability Requirements, the Generating Party shall make good faith, commercially reasonable efforts to upgrade the governor system to comply with the Safety and Reliability
Requirements in accordance with Good Utility Practice. Interconnected Units with governor systems that do not meet the Safety and Reliability Requirements as of the Closing Date are listed in Exhibit
L.

6.5. Voltage Regulation, Frequency, and Reactive Power Requirements  TC
"6.5.	Voltage Regulation, Frequency, and Reactive Power
Requirements" \f C \l "2" . Each Interconnected Unit shall meet or exceed the following requirements concerning voltage regulation, frequency, and Reactive Power:

6.5.1. Each Interconnected Unit shall produce or absorb Reactive Power, as measured at its generator terminals, between 0.90 leading and 0.90 lagging power factor for steady state conditions to meet voltage schedules specified by the Company. Each Interconnected Unit also shall produce or absorb Reactive Power up to the temporary overload capability of the Interconnected Unit during Electric Disturbances. An Interconnected Unit may satisfy its Reactive Power and voltage requirements either by its operation or by using separate devices.

6.5.2. Each Interconnected Unit shall be capable, at all times (including during an Electric Disturbance), of continuous operation at 0.95 to 1.05 per unit (pu) voltage, as measured at the Point of Interconnection, and at 59.5 to 60.5 Hz, and shall be kept online and in operation during frequency deviations beyond the range of 59.5 to 60.5 Hz to the extent required by the Safety and Reliability Requirements.

6.5.3. Each Interconnected Unit's time delays for setting over/under voltage and over/under frequency relays shall be as approved by the Company.

6.5.4. If an Interconnected Unit was in operation before the Effective Date and cannot meet a condition specified in Sections 6.5.1, 6.5.2, or 6.5.3 without installing additional equipment, then such Interconnected Unit shall not be required to meet that condition unless such condition is a Safety and Reliability
Requirement; provided, however, that upon repair or replacement of related equipment, the Generating Party shall make good faith, commercially reasonable efforts to upgrade the Interconnected Unit's voltage regulation, frequency, or Reactive Power capabilities as necessary to meet the conditions specified in Sections 6.5.1, 6.5.2, and 6.5.3 as appropriate in accordance with Good Utility Practice.

6.5.5. Nothing in this Agreement is intended to modify existing obligations, if any, regarding generator tripping associated with existing Remedial Action Schemes, or other generator tripping agreements. All Remedial Action Schemes and generator tripping agreements to which any Interconnected Unit is subject (other than those entered into pursuant to this Agreement) are listed on Exhibit E.

6.6. Provision of Data for Company Planning  TC "6.6.	Provision of Data
for Company Planning" \f C \l "2" . The Generating Party shall furnish to the Company such data, reports, and available forecasts (including but not limited to available computer-generated simulations) as the Company reasonably requests from time to time to be used solely in connection with the Company's electric transmission and distribution operations and planning functions. These operations and planning functions include, but are not limited to, the Company's obligations to others associated with Safety and Reliability Requirements. In addition, the Generating Party shall furnish to the Company such data, reports, and available forecasts (including without limitation technical data regarding Interconnected Units' characteristics necessary for the Company to comply with Safety and Reliability Requirements for system analysis studies) as the Company reasonably requests from time to time in connection with the Company's reliability functions. The Generating Party shall provide any such requested data, reports and available forecasts, in the form specified by the Company, within a reasonable time following any such request. Any Confidential Information of the Generating Party included in such data, reports, or forecasts shall be subject to the provisions of Section 5.4.

6.7. The Generating Party's Liability for Noncompliance  TC "6.7.	The
Generating Party's Liability for Noncompliance" \f C \l "2"  .
Without in any way limiting any provision of Section 4 or Section 6 of this Agreement, the Generating Party shall, subject to the provisions of Section 11, have sole responsibility for any losses, liabilities, damages, costs and expenses to the Generating Party's
Electric System to the extent caused by, resulting from or arising out of any failure on the part of the Generating Party to comply with any of its obligations under Section 4 or Section 6.

6.8. Operational Communications  TC "6.8.	Operational Communications" \f
C \l "2" . Without limiting the notice provisions elsewhere in this agreement, at all times, the Generating Party shall keep the Company informed of the status of the operation of the Generating Party's
Generating Facilities and shall report to the Company (i) any change or expected change in status, and (ii) the continuation of outages beyond their expected duration at the earliest practicable opportunity.

7. Ancillary Services  TC "7.	Ancillary Services" \f C \l "1"  .

7.1. Reactive Power  TC "7.1	Reactive Power" \f C \l "2"  . The
Generating Party shall provide reactive power as required in Section
6.5 of this Agreement at no charge to the Company.

7.2. Selling or Self-Provision of Ancillary Services  TC "7.2	Selling or
Self-Provision of Ancillary Services" \f C \l "2"  . If the
Generating Party wishes to sell or self-provide any Ancillary
Services (as set forth in the Company Tariffs), the Generating Party shall install (if necessary) and maintain all equipment, and provide to the Company all data (at the intervals specified by the Company) necessary to monitor, verify, and facilitate billing for any such Ancillary Services. Upon reasonable requests by the Company, the Generating Party shall be required to test Interconnected Units to demonstrate and verify their ability to provide such ancillary services.

8. Generation Redispatch  TC "8.	Generation Redispatch" \f C \l "1"  . In
an Electric Disturbance, the Company shall be entitled, whether pursuant to the WSCC Regional Security Plan or otherwise, to order Generation
Redispatch of any Interconnected Unit which the Generating Party has the legal right to cause Generation Redispatch. The Generating Party shall comply with any and all Company emergency Generation Redispatch orders.

9. Generating Party to Comply with All Future ISO Requirements TC "9. Generating Party to Comply With All Future ISO Requirements" \f C \l "1"
 . If the Company enters into an agreement with an ISO under which the ISO acquires the right to control the Company's Electric System, the Generating Party shall enter into a new interconnection agreement with the ISO, and this Agreement shall terminate.

10. Special Arrangements and Access to Facilities  TC "10.	Special
Arrangements and Access to Facilities" \f C \l "1"  .

10.1. Special Arrangements  TC "10.1.	Special Arrangements" \f C \l "2"  .
Despite any other provision of this Agreement, the Parties may agree in the Separation Document to specific arrangements that differ from the requirements of this Agreement including arrangements contemplated in the Separation Principles or as necessary to accommodate operational requirements (including, but not limited to, must run generation), technical limitations or legal requirements
(whether statutory, regulatory, or contractual) specific to the Generating Party. Any such arrangements shall be set forth in the Separation Document which shall become Exhibit G to this Agreement, superseding the form of Exhibit G attached hereto; provided, however, that the provisions italicized in the Exhibit G hereto shall survive and be incorporated in the Separation Document unless otherwise mutually agreed.

10.2. Access to Facilities  TC "10.2	Access to Facilities" \f C \l "2"  .
If a Party (the "Facility Owning Party") owns facilities located on the other Party's (the "Premises Owning Party") property, the
Premises Owning Party shall provide Facility Owning Party-authorized personnel with access to such Facility Owning Party's owned facilities. The Facility Owning Party, where practicable, shall enclose and lock such facilities to limit access to Facility Owning Party-authorized personnel. Facility Owning Party-authorized personnel shall at all times conduct themselves in a manner that will not interfere with the operation of the Premises Owning Party's facilities except as permitted in Section 6.2.7. Reciprocal access rights and related agreements in respect of the Real Property shall be set forth in the Separation Document which shall become Exhibit G to this Agreement, superseding the form of Exhibit G attached hereto; provided, however, that the provisions italicized in the Exhibit G hereto shall survive and be incorporated in the Separation Document unless otherwise mutually agreed. The Premises Owning Party shall not charge any costs whatsoever for rent of the space or for access to Facility Owning Party's facilities.

10.3. Additional Facilities.   TC "10.3	Additonal Facilities" \f C \l
"2" If the Company reasonably determines additional facilities are required to meet the Company's requirements in this agreement and the most suitable location for such facilities is on the Generating Facility property, the Generating Party will provide space at a mutually agreeable location for such facilities. Installation of such facilities will be at the expense of the Company. The Generating Party will not charge any costs whatsoever for rent of the space or for access to such facilities.

11. Limitation of Liability and Insurance  TC "11.	Limitation of Liability
and Insurance" \f C \l "1"  .

11.1. Liability - Interconnected System Operation  TC "11.1.	Liability -
Interconnected System Operation" \f C \l "2"  .

11.1.1. Limitation of Liability for Loss to Electric Systems  TC
"11.1.1.	Limitation of Liability for Loss to Electric Systems"
\f C \l "3" . Despite the provisions of Section 11.2, except as set forth in Sections 11.1.4. and 11.1.5, neither the Company, nor its directors, officers or employees, shall be liable to the Generating Party for any Loss to the Electric
System of the Generating Party caused by or arising out of an Electric Disturbance, whether or not such Electric Disturbance results from the negligent, grossly negligent or wrongful act or omission of the Company or its directors, officers or employees in the performance or non-performance of any obligation under this Agreement; and the Generating Party hereby releases the Company and its directors, officers and employees, from any such liability.

11.1.2. Limitation of Liability for WIS Parties TC "11.1.2. Limitation of Liability for WIS Parties" \f C \l "3" .
Despite the provisions of Section 11.2, except as set forth in Sections 11.1.4. and 11.1.5, if the Generating Party is a party to the WIS Agreement, then neither the Generating Party nor its directors, commissioners, officers or employees, shall be liable to the Company for any Loss to the Company caused by or arising out of an Electric Disturbance, whether or not such Electric Disturbance results from the negligent, grossly negligent or wrongful act or omission of the Generating Party or its directors, officers or employees, in the design, construction, operation, maintenance, use or ownership of the Generating Party's Electric System, or the performance or nonperformance of any obligation under this Agreement; and the Company hereby releases the Generating Party and its directors, officers and employees from any such liability.

11.1.3. Consistency With Insurance Policies TC "11.1.3. Consistency With Insurance Policies" \f C \l "3" . If a
Party holds or obtains any insurance policy that is inconsistent with the provisions of Sections 11.1.1 and 11.1.2, such Party shall, to the extent not prohibited by applicable law, indemnify and hold harmless the other Party from all costs and damages to the other Party resulting from such inconsistency, including but not necessarily limited to the other Party's costs of defending against subrogated claims.

11.1.4. Not Applicable to Willful Action  TC "11.1.4.	Not
Applicable to Willful Action" \f C \l "3"  . The provisions of
Sections 11.1.1 and 11.1.2 do not apply to Losses resulting from Willful Action.

11.1.5. Effect of Prior Arbitration Awards  TC "11.1.5.	Effect of
Prior Arbitration Awards" \f C \l "3" . The provisions of Sections 11.1.1. and 11.1.2. do not apply to Losses resulting from an action taken or not taken by a Party which action or non-action (1) has been determined by arbitration award to be a violation of Section 11.2.1. of this Agreement and (2) occurs or continues beyond the period specified in such arbitration award for curing such violation or, if no cure period is specified, occurs or continues beyond a reasonable period to cure such violation. Each Party agrees to pay for Losses that both (a) occur while such Party is a party to this Agreement and (b) result from violation by such Party that occurs or continues beyond the period specified in such arbitration award for curing such violation or, if no cure period is specified, occurs or continues beyond a reasonable period to cure such violation.

11.2. Responsibility - Interconnected System Design and Operation  TC
"11.2.	Responsibility - Interconnected System Design and Operation"
\f C \l "2"  .

11.2.1. Operation to Minimize Electric Disturbances  TC "11.2.1.
	Operation to Minimize Electric Disturbances" \f C \l "3"  .

11.2.1.1. The Generating Party's Operation of its Electric
System to Minimize Electric Disturbances  TC
"11.2.1.1.	The Generating Party's Operation of its
Electric System to Minimize Electric Disturbances" \f
C \l "4" . The Generating Party shall design, construct, operate, maintain, and use its Electric
System and perform its other obligations under this Agreement in conformance with Good Utility Practice to minimize to the extent practical:

(a) Electric Disturbances originating on the Generating Party's Electric System;

(b) The effect on the Generating Party's Electric
System of any Electric Disturbance that
originates on the Generating Party's Electric
System or another party's Electric System; and

(c) The effect on any other party's Electric System of any Electric Disturbance that: (i) originates on the Generating Party's Electric
System or (ii) although not originating on the Generating Party's Electric System, reaches or could reach the Electric System of the other party through the Generating Party's Electric
System.

11.2.1.2. The Company's Operation of the Company's Electric
System to Minimize Electric Disturbances  TC
"11.2.1.2.	The Company's Operation of The Company's
Electric Dystem to Minimize Electric Disturbances" \f
C \l "4" . The Company shall design, construct, operate, maintain, and use the Company's Electric
System and perform its other obligations under this Agreement in conformance with Good Utility Practice to minimize to the extent practical:

(a) Electric Disturbances originating on the Company's Electric System;

(b) The effect on the Company's Electric System of any Electric Disturbance that originates on the Company's Electric System or another party's
Electric System; and

(c) The effect on any other party's Electric System of any Electric Disturbance that: (i) originates on the Company's Electric System or
(ii) although not originating on the Company's
Electric System, reaches or could reach the Electric System of the other party through the Company's Electric System.

11.2.2. No Duties Created to Non-Party  TC "11.2.2.	No Duties
Created to Non-Party" \f C \l "3" . Nothing in this Agreement shall be construed to create any duty to, any standard of care with reference to, or any liability to any person other than the Company and the Generating Party.

11.2.3. Resolution of Differences  TC "11.2.3.	Resolution of
Differences" \f C \l "3" . Should differences arise between the Parties regarding the implementation of Section 11.2.1, they shall seek an equitable solution and shall perform necessary technical studies, which shall not be unreasonably delayed. If agreement cannot be reached, and if in the judgement of either Party to the disagreement the necessary technical studies have been performed, such Party may demand the matter be resolved in accordance with the dispute resolution provisions of Exhibit H to this Agreement. This provision shall not be used to resolve differences among or with persons or entities that are not Parties.

11.2.4. Covenants Independent  TC "11.2.4.	Covenants Independent"
\f C \l "3"  . Except as and to the extent set forth in Section
11.1.5, the mutual releases and covenants of Sections 11.1.1 and 11.1.2 are independent of and divisible from the covenants of Section 11.2.1 and are not affected by nonperformance under
Section 11.2.1. It is the intent of this Agreement that the obligations of Section 11.2.1 shall be enforceable only by a Party assuming the risk of liability for Loss resulting from a failure to comply with an arbitration award as provided in
Section 11.1.5.

12. Assignments and Conveyances  TC "12.	Assignments and Conveyances" \f C \l
"1"  .

12.1. Assignment of the Company's Rights and Obligations TC "12.1. Assignment of The Company's Rights and Obligations" \f C \l "2" .
Except as otherwise provided in Section 12.4, the Company shall not, without the prior written consent of the Generating Party, assign, pledge or transfer all or any part of, or any right or obligation under, this Agreement, whether voluntarily or by operation of law; provided, however, that the Company may, without the consent of the Generating Party, assign its rights and obligations under this Agreement to any person or entity (1) with which the Company is merged or consolidated, or (2) to which the Company sells, transfers, or assigns all or substantially all of the Company's Electric System, or 3) with which the Company's control area is merged, so long as the survivor in any such merger or consolidation, or the purchaser, transferee or assignee of such Company's Electric System provides to the Generating Party a valid and binding written agreement expressly assuming and agreeing to be bound by all obligations of the Company under this Agreement.

12.2. Assignment of the Generating Party's Rights and Obligations  TC
"12.2.	Assignment of the Generating Party's Rights and Obligations"
\f C \l "2" . Except as otherwise provided in Section 12.4, the Generating Party shall not, without the prior written consent of the Company, assign, pledge or transfer all or any part of, or any right or obligation under, this Agreement, whether voluntarily or by operation of law; provided, however, that the Generating Party may, without the consent of the Company, assign its rights and obligations under this Agreement to any person or entity (1) with which the Generating Party is merged or consolidated, or (2) to which the Generating Party sells, transfers, or assigns all or substantially all of the Interconnected Units, so long as the survivor in any such merger or consolidation, or the purchaser, transferee or assignee of such Interconnected Units provides to the Company a valid and binding written agreement expressly assuming and agreeing to be bound by all obligations of the Generating Party under this Agreement.

12.3. Transfer of Rights Affecting Interconnected Units TC "12.3. Transfer of Rights Affecting Interconnected Units" \f C \l "2" .
Unless otherwise approved by the Company in writing, the Generating
Party shall not sell, transfer or assign any rights that affect the Generating Party's ability to perform its obligations under this Agreement with respect to any Interconnected Unit unless (1) the purchaser, transferee or assignee of such rights provides to the Company a valid and binding written agreement expressly assuming and agreeing to be bound by all obligations of the Generating Party under this Agreement with respect to the affected Interconnected Unit, or
(2) the Company and the transferee have entered an agreement comparable to this Agreement with respect to the affected
Interconnected Unit. Despite the foregoing, the provisions of this
Section 12.3 shall not apply to any Interconnected Unit that, upon completion of a proposed sale, transfer, or assignment of rights, would no longer be operated within the Company's Electric System provided that the Generating Party has given the Company at least 6 months' notice of the date on which the applicable Interconnected
Unit will cease to operate within the Company's Electric System.

12.4. Assignment for Security Purposes  TC "12.4.	Assignment for Security
Purposes" \f C \l "2"  . Despite any other provision of this
Agreement, (1) the Generating Party may, without the Company's consent, pledge or assign all or any portion of its Electric System, or rights or interests with respect to Generator's Electric System
(including this agreement) for financing or refinancing purposes, and
(2) the Company may, without the Generating Party's consent, pledge or assign, for financing or refinancing purposes, all or any portion of its rights or interests with respect to the Company's Electric
System.

12.5. Effect of Permitted Assignment  TC "12.5.	Effect of Permitted
Assignment" \f C \l "2" . In the event of any permitted sale, transfer or assignment hereunder, the transferor or assignor shall to the extent of the transferred or assigned obligations, and only to such extent, be relieved of obligations accruing from and after the effective date of such transfer or assignment; provided, however, that under no circumstances shall any sale, transfer or assignment relieve the transferor or assignor of any liability for any breach of this Agreement occurring before the effective date of such transfer or assignment.

12.6. Successors and Assigns  TC "12.6.	Successors and Assigns" \f C
\l "2" . This Agreement is binding on and shall inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives.

12.7. Consent Not Unreasonably Denied or Delayed  TC "12.7.	Consent Not
Unreasonably Denied or Delayed" \f C \l "2" . Consents to assignment, pledge or transfer requested pursuant to this Section 12 shall not be unreasonably denied or delayed.

12.8. Unauthorized Assignment  TC "12.8.	Unauthorized Assignment" \f C
\l "2" . Any assignment of this Agreement in violation of the provisions of this Section 12 shall be, at the option of the non-assigning party, void.

13. No Guarantee of Uninterrupted Transmission Service  TC "13.	No Guarantee
of Uninterrupted Transmission Service" \f C \l "1" . Nothing in this Agreement shall be construed to imply a guarantee by the Company, to the Generating Party or any other person, of uninterrupted Transmission
Service.

14. Billing and Payment  TC "14.	Billing and Payment" \f C \l "1"  . The
Company and the Generating Party shall comply with the billing and payment provisions as set forth in the applicable Company Tariffs.

15. Uncontrollable Force  TC "15.	Uncontrollable Force" \f C \l "1"  . A
Party shall not be in breach of this Agreement as a result of such Party's failure to perform its obligations under this Agreement when such failure is caused by an Uncontrollable Force which such Party, despite the exercise of due diligence, is unable to remove with reasonable dispatch; provided, however, that such Party shall have the right to suspend performance of such obligations only to the extent and for the duration that the Uncontrollable Force actually and reasonably prevents the performance of such obligations by such Party. In the event of the occurrence of an Uncontrollable Force that prevents a Party from performing any of its obligations under this Agreement, such Party shall: (1) immediately notify the other Party of such Uncontrollable Force with such notice to be confirmed in writing as soon as reasonably practicable; (2) use its best efforts to mitigate the effects of such Uncontrollable Force, remedy its inability to perform, and resume full performance of its obligations hereunder; (3) keep the other Party apprised of such efforts on an ongoing basis; and (4) provide written notice of the resumption of performance hereunder. Despite any of the foregoing, the settlement of any strike, lockout, or labor dispute constituting an Uncontrollable Force shall be within the sole discretion of the Party to this Agreement involved in such strike, lockout, or labor dispute and the requirement that a Party must use its best efforts to remedy the cause of the Uncontrollable Force or mitigate its effects and resume full performance hereunder shall not apply to strikes, lockouts, or labor disputes.

16. Dispute Resolution  TC "16.	Dispute Resolution" \f C \l "1"  . Either
Party may invoke the dispute resolution provisions of Exhibit H to this Agreement to resolve any dispute arising under this Agreement.

17. Notices  TC "17.	Notices" \f C \l "1"  .

17.1. Permitted Methods of Notice  TC "17.1.	Permitted Methods of Notice"
\f C \l "2" . Any notice, demand, or request required or permitted under this Agreement shall be in writing and shall be deemed properly served, given, or made to the address of the receiving Party set forth below: (1) upon delivery if delivered in person; (2) five days after deposit in the mail, if sent by first class United States or Canadian mail, postage prepaid; (3) upon receipt of confirmation by return electronic facsimile if sent by facsimile; or (4) upon delivery if delivered by prepaid commercial courier service.

The address of the Company for notices shall be:
The Montana Power Company
40 E Broadway St.
Butte, MT 59701

Attn: Director of Transmission Operations

Fax: (406) 497-4209

The address of the Generating Party for notices shall be:
PP&L Global, Inc.
11350 Random Hills Road
Suite 400
Fairfax, VA 22030
Attn: Vice President and Chief Operating Officer

Fax: (703) 293-2659

17.2. Change of Notices Address  TC "17.2.	Change of Notices Address" \f
C \l "2"  . Either Party may at any time, by notice to the other
Party in the manner set forth above, change the designation, address, or fax number of the person specified to receive notice on its behalf.

17.3. Specific Provision Controls  TC "17.3.	Specific Provision Controls"
\f C \l "2" . Despite the requirements of Section 17.1, where any provision of this Agreement requires a Party to furnish any particular data, information, or notice in a specific manner or within a specific time period, such provision shall control.

18. Amendments  TC "18.	Amendments" \f C \l "1"  . This Agreement may not be
modified by either Party except by subsequent mutual written agreement duly executed by the Parties.

19. Construction of Agreement  TC "19.	Construction of Agreement" \f C \l
"1" . Ambiguities or uncertainties in the wording of this Agreement shall not be construed for or against any Party, but shall be construed in a manner that most accurately reflects the purpose of this Agreement and the nature of the rights and obligations of the Parties with respect to the matter being construed.

20. Integration  TC "20.	Integration" \f C \l "1"  . This Agreement, including
the exhibits hereto, constitute the complete agreement of the Parties with respect to the subject matter hereof, and all prior or contemporaneous representations, statements, negotiations, understandings and inducements are fully merged and incorporated in this Agreement.

21. Preservation of Obligations  TC "21.	Preservation of Obligations" \f C \l
"1"  . Upon termination of this Agreement, all unsatisfied obligations of each Party shall be preserved until satisfied.

22. Existing Agreements Preserved  TC "22.	Existing Agreements Preserved" \f C
\l "1"  . Nothing in this Agreement shall be interpreted to supersede the requirements of any existing agreement including the Asset Purchase
Agreement unless otherwise expressly stated herein.

23. Governing Law  TC "23.	Governing Law" \f C \l "1"  . This Agreement
shall in all respects be interpreted, construed and enforced in accordance with the laws of the State of Montana without regard to its conflict of laws principles and in accordance with federal law where applicable.

24. Severability  TC "24.	Severability" \f C \l "1"  . The rights of each
Party shall be as set forth in Section 2.1 if this Agreement is (1) not accepted for filing or approved by FERC, (2) accepted for filing or approved by FERC with changes unacceptable to either Party, or (3) accepted for filing or approved by FERC, but such acceptance or approval is, as a result of judicial review, subsequently reversed or modified in a manner unacceptable to either Party. If this Agreement is not rendered void in accordance with the provisions of Section 2.1, and thereafter any term, covenant, or condition of this Agreement or the application or effect of any such term, covenant, or condition is held invalid as to any person, entity, or circumstance, or is determined to be unjust, unreasonable, unlawful, imprudent, or otherwise not in the public interest by any court or government agency of competent jurisdiction, then such term, covenant, or condition shall remain in force and effect to the maximum extent not prohibited by law, and all other terms, covenants, and conditions of this Agreement, and the application thereof, shall not be affected thereby, but shall remain in force and effect and the Parties shall be relieved of their obligations only to the extent necessary to eliminate such regulatory or other determination unless a court or governmental agency of competent jurisdiction holds that such provisions are not separable from all other provisions of this Agreement.

25. Singular and Plural; Use of "Or"  TC "25.	Singular and Plural; Use of
\"Or\"" \f C \l "1" . Any use of the singular in this Agreement also includes the plural and any use of the plural also includes the singular, and references to "or" shall be deemed to be disjunctive but not necessarily exclusive.

26. Headings for Convenience Only  TC "26.	Headings for Convenience Only" \f C
\l "1"  . The section headings in this Agreement are intended for convenience and reference only, and are not intended to define, limit, or describe the scope or intent of any provisions of this Agreement.

27. Relationship of the Parties  TC "27.	Relationship of the Parties" \f C \l
"1"  .

27.1. No Partnership, Etc  TC "27.1.	No Partnership, Etc" \f C \l "2"  .
Nothing contained in this Agreement is intended to create, or shall be deemed or construed to create any relationship between the Parties other than that of independent entities contracting solely for the purpose of effectuating the provisions of this Agreement. Neither the Parties nor any of their respective agents or employees shall be construed to be the agent, partner, co-venturer, employee, or representative of the other Party. Each Party shall be individually responsible for its own covenants, obligations, and liabilities under this Agreement.

27.2. Rights Several  TC "27.2.	Rights Several" \f C \l "2"  . All rights
of the Parties are several, not joint. Except as expressly provided in this Agreement, neither Party shall have a right or power to bind the other Party without that Party's express written consent.

28. No Third Party Beneficiaries  TC "28.	No Third Party Beneficiaries" \f C
\l "1" . Except for the rights of intervenors as specified in Exhibit H, this Agreement shall not be construed to create rights in, or to grant remedies to, any third party as a beneficiary of this Agreement or of any duty, obligation, or undertaking established herein.

29. No Dedication of Facilities  TC "29.	No Dedication of Facilities" \f C \l
"1"  . No undertaking by either Party to the other Party under or pursuant to any provision of this Agreement shall constitute or be deemed to constitute a dedication of all or any portion of the Company's Electric
System to the public or to the Generating Party or a dedication of all or any portion of the Generating Party's Electric System to the public or to the Company.

30. Non-Waiver  TC "30.	Non-Waiver" \f C \l "1"  . Any waiver at any time by
any Party of its rights with respect to any default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not constitute or be deemed a waiver with respect to any other default or other matter arising in connection with this Agreement.
Any waiver must be delivered in writing, executed by an authorized representative of the Party granting such waiver. Any delay short of the statutory period of limitations in asserting or enforcing any right shall not constitute or be deemed a waiver.

31. Exhibits Incorporated  TC "31.	Exhibits Incorporated" \f C \l "1"  . The
exhibits to this Agreement, as they may be amended or revised from time to time, are attached to this Agreement and are incorporated by reference as if herein fully set forth.

32. Further Actions and Documents  TC "32.	Further Actions and Documents" \f C
\l "1"  . Each Party agrees to do all things, including but not limited to the preparation, execution, delivery, filing and recording of any instruments or agreements, reasonably requested by the other Party to carry out the provisions of this Agreement.

33. Counterparts  TC "33.	Counterparts" \f C \l "1"  . This Agreement may
be executed in one or more counterparts, which may be executed at different times. Each counterpart shall constitute an original but all counterparts together shall constitute one and the same instrument.

	IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their respective names.

THE MONTANA POWER COMPANY			[______________________________]



By: 							By:

Name: 						Name:

Title: 						Title:

Exhibit A

The Montana Power Company
Transmission Facility
Clearance Procedures

	I.	Standard

		All work within minimum safe working distances of electric conductors or equipment, shall be performed with the equipment de-energized and isolated from all known sources of electrical power and with the conductive portions safely grounded. When this is not possible, work shall be accomplished through hot work methods with the protective devices on all sources of power set to provide reclose protection for personnel.

		This standard is divided into two main sections. The first Section, A., is for Clearances through dispatchers for transmission lines. The second Section, B., is for local clearances or self-protection on distribution lines and some remote sections of 50 kV or 69 kV equipment.

	II.	Definitions

A.	Central station power:   Power that originates from
generating stations designed to feed distribution and or transmission systems. It does not include small standby generator sets owned by customers that cannot energize the equipment involved in the clearance because the connected load greatly exceeds the generator capacity.

B.	Designated person:  A qualified person who directs
switching activities associated with the clearance process.

C. Dispatcher: Persons located at the system control center (the System Operations Control Center (SOCC) in
Butte or the Rainbow plant in Great Falls, or another group having dispatching authority delegated to them by
SOCC) who issue switching orders, clearances, or hot line holds to MPC personnel or qualified line contractors on MPC electric power lines or equipment.

D. Equipment: All devices, apparatus, equipment, conductors, lines, and the like that could expose workers to electrical shock hazards when in operation for the production, transmission, and distribution of electrical power.

E.	Qualified person:  A person who adequately understands
the installation, construction, and operation of the electrical system being worked on and who can perform assigned duties safely.

F.	Switches:  Any equipment that provides a visual open
and isolates electrical circuits. These include air break switches, single blade disconnects, fused disconnects, tired open jumpers, cutouts, underground load break elbows, and the like.

G.	Tags:  One of two devices used to indicate that a
clearance has been taken by qualified workers.  A
"shepherds hook tag" is an orange cylinder about
1 1/2 inches in diameter and 6 inches long with a hook on one end that can be attached to the operating loop of a disconnect blade using a switch stick. A "flat tag" is a highly visible card with warnings printed on it and where the name of the person taking the clearance and the time it was placed on the switch is written.

	III.	Scope and Jurisdiction

A.	The System Operations Control Center (SOCC):  is the
dispatching authority for all lines and equipment shown on the SOCC control board or on the electric transmission system one-line diagram, except the equipment that does not have switching devices shown on the system one-line diagram that allows isolation from distribution systems. Also excluded is all equipment on the plant side of the switches at generating plants that connect the plant to the transmission system. They have the authority to delegate portions of the system to others, as mutually agreed upon.

B.	Rainbow:  Is the dispatching authority on all 50 kV
thru 161 kV equipment in the Great Falls Division and the Lewistown area.

C.	Division or district:  Shall be responsible for
clearance on lines and equipment that are not under the jurisdiction of a dispatcher (or generation plant) or any equipment on the system one-line diagram that does not have switching devices shown on the system one-line diagram that allow isolation from distribution systems.
Lines under SOCC jurisdiction where dispatching authority has been delegated to the division or district by SOCC.

E. Generation plant: All equipment associated with a generation plant on the plant side of the switches connecting the plant to the transmission system. For terminal clearances involving a generation plant, the plant operator may be considered a dispatcher.

	IV.	Standard Provisions

	To effectively perform any specific clearance there should be good cooperation and communication between all parties.
Often, it will be necessary to apply common sense and good judgment to adaptations of the procedures to fit a particular situation; however, all parties should stay within the realm of logic set forth by these procedures. Any party to a clearance in process may refuse to proceed if the party feels that there has been an error or if the party does not understand the conditions or boundaries of the clearance.


	V.	Procedures

		A.	Clearances Through Dispatchers (Switching Assurances on
Transmission)

			 1.	Definitions

a.	Clearance:  This is the process of
completely isolating a given section of
line or equipment from all other lines or equipment through tagged, and if possible, locked switching devices that provide a visible open. Normally, a clearance will only be given by a dispatcher when all distribution substations fed from the line being requested have been isolated from the line. When this is very difficult to accomplish a local supervisor may arrange for clearances on specific line sections that have substations still connected, if the local supervisor has a clear knowledge there are no sources of feedback power on the distribution system. The clearance issued by a dispatcher on the transmission lines with substations still connected to them shall include the substations as part of the clearance. The clearance shall then be issued with the following statement:
"You are responsible for taking your own protection from any sources of feedback from the distribution systems fed by the substations named in this clearance."

	Clearances are required any time personnel or equipment are within minimum safe working distances of energized conductors or equipment. The use of grounding devices is mandatory when working on de-energized equipment.

b.	Hot line hold:  This is the process of
setting relays or reclosers on sources of central-station power to provide protection for the crew on energized equipment by blocking and tagging reclose actions.

	A hot line hold is required any time
personnel are working on conductors or
equipment that cannot be de-energized and
there is reclose protection available.  No
one shall re-energize equipment on a hot
line hold until the person holding the hot
line hold gives	permission.  The person
with the hot line hold shall immediately contact the dispatcher if a contact or arc occurs or if the person detects that the circuit has become de-energized.

c.	Terminal clearances:  This is the process
of opening, tagging, and locking switches interconnecting two or more dispatching jurisdictions.

	A terminal clearance is required any time personnel require a clearance on equipment that has a power source from a system under the jurisdiction of another dispatch center/generation plant. The terminal clearance will only occur between the dispatchers involved. The personnel requesting a clearance to work on equipment will only communicate with the dispatcher having jurisdiction over the equipment requested.

d.	Terminal hold:  This is the process of
blocking recloser relays, ensuring that
protective relays cannot re-energize
equipment.

	A terminal hold is required any time
personnel require a hot line hold on
equipment that has a power source from a system under the jurisdiction of another dispatch center. The terminal hold will only occur between the dispatchers involved. The personnel requesting a hot line hold to work on equipment will only communicate with the dispatcher having jurisdiction over the equipment requested.

e.	Relay clearances:  This is the process of
an employee securing authorization from a dispatcher before making alterations to relay settings at a substation. This is mandatory in all cases when the employee is using a remote control device to change settings.

	A relay clearance is required when an
employee is working with relays that are installed in a substation and are normally in-service (considered operational vs. new construction).

 2.	Issuing and Releasing a Clearance

	a.	Dispatcher

		(1)	Shall record and issue all switching
orders.

(2)	Shall record and issue all clearances
u
 (3)	Shall indicate the system status
through board tags and markers.

(4)	Shall determine if lines can be taken
out of service or shall initiate the
modification of a clearance due to
changes in system requirements.

(5)	Shall determine which switching
devices shall be used and in what
sequence.

b.	Subforeman or Lineman (On Transmission
Equipment)

	(1)	Establishing a Clearance

(a)	Whenever possible, shall
request clearances two to four
days in advance.

(b)	Shall inform the dispatcher if
the work planned will affect
the system one-line diagram or
the equipment's operational
capability.

(c)	Shall use names and
identifications from the system
one-line diagram to describe
equipment needed in the
clearance.

(d)	Shall indicate the time to
start and the overall duration
needed, for a clearance.

(e)	Shall hold a tail-board
conference to inform all crew
members about the job plans.

(f)	Shall install protective
working grounds as appropriate
for the work.

(g)	Shall ensue that all sources of
distribution power feedback
have been eliminated.  (Follow
local clearance procedures
outlined in this standard.)

(h)	Shall take appropriate
precautions for induced
voltages from nearby parallel
lines or from distribution
underbuild.

(2)	Releasing a Clearance

(a)	Shall ensure that the equipment
is operational and fit for use.
	(b)	Shall ensure that all grounds
are removed.

(c)	Shall ensure that all men and
equipment are in the clear.

(d)	Shall inform the dispatcher of
any operational limitations.

(e)	Shall release a clearance at
the end of the shift or the
job, whichever comes first.

(f)	Shall release a clearance upon
turning the job over to another
person and leaving the area.

(g)	Shall issue the following
statement to release a
clearance:  "All personnel and
equipment are in the clear. All
working grounds have been
removed.  I am releasing this
clearance, and as far as I am
concerned, this line
(equipment) is ready for
service."

c.	During Emergencies

	When the person holding a clearance cannot release a clearance, a local MPC supervisor or a journeyman working under the clearance shall assume responsibility for the clearance as approved by the dispatcher.

d.	Third Parties

	When direct communication with the
dispatcher is impossible, a clearance can be relayed through a third party when:

(1)	The third party is considered capable
by the dispatcher and the person
requesting the clearance.

(2)	The third party writes down the words
of the dispatcher and the subforeman
and repeats the wording exactly.

e.	Multiple Crews Under a General Foreman

	The general foreman may take the clearance for all of the crews under his/her direction.

f.	Multiple Clearances on the Same Line
	When multiple crews are working on the same equipment, but not under a general foreman, each subforeman shall be issued a separate clearance.

 3.	Switching Responsibilities (Clearances on
Transmission Equipment)

	a.	Switching Orders

	All switching on equipment under the
jurisdiction of a dispatcher shall be done as follows:

(1)	The dispatcher shall instruct a
qualified person to operate a
switching device as identified or
named on the system one-line diagram
and ask him to check all three phases
open/closed.

(2)	The switchman shall perform the
designated switching  operation and
tag/untag, and if possible, lock the
switch and shall check all three
phases open/closed.

(3)	The switchman shall report the switch
status as tagged/untagged, and as
appropriate, locked and report that
all three phases checked open/closed.

(4)	All phases of a circuit must be
switched on transmission lines.

(5)	All switches, points of visible
break, shall be tagged, and if
possible, locked as explained below.

 4.	Using Tags and Locks

a.	Tags or magnetic flags shall be placed on a
dispatching board by the dispatcher to show the existing status of the switches.

b.	Supervisory control buttons, or their
escutcheons, (means covers or guards) shall be appropriately tagged that a clearance or hot line hold has been issued through that switch.

c.	Gang operated air break switches shall be
locked and tagged with a completed "flat tag."

d.	A "flat tag" shall be placed on any remote
operating handle (ABS or OCB) that would normally be used to energize the equipment under the clearance. Anyone looking at a control panel in a control house/room should readily understand that there is a clearance out.

e.	When an overhead single-blade switching
device must be operated, one phase at a
time, with a switch stick or similar
device, a "shepherds hook tag" shall be
placed on each of the blades being
switched, and a completed "flat tag" shall be attached to one of the "shepherds hook tags" or attached on the supporting structure near the ground (not accessible to the public).

f.	A completed "flat tag" shall be placed on,
or adjacent to, the blocking-control handle
(toggle switch) of reclosers.

 5.	Switching and Clearance Records or Logs (on
Transmission Equipment)

	The dispatcher shall record all switching orders on a switching log that includes the times, the operation, who performed the switching, which switch was operated, and who is taking the clearance. In most substation control houses/rooms there is a log that should be filled out by the switchman.

B.	Local Clearances or Self-Protection (Normally
Distribution Equipment)

	These are clearances handled within a Division or District on equipment not under the jurisdiction of SOCC or other dispatch center. This normally includes
Distribution Voltage Equipment but in some cases involves some 50 or 69 kV equipment delegated to them.
Self-protection is the term to be used in conversations. The word "clearance" is added in parenthesis to clarify meaning.

 1.	Definition of Local Clearances

a.	Self-protection or (clearance):  This is
the process of isolating all sources of
central-station power from a given section of line or equipment through tagged, and if possible, locked switching devices that provide a visible open. Self-protection could be provided by opening one air break switch that is the only feed from a substation to a radial line that has no generating sources beyond the air break switch. If the above line had any places that it could be connected to another power source (another feeder, a generator, or a transformer that could provide feedback from a secondary source or another energized phase), those points would have to be included in the self-protection
(clearance) process.

	Self-protection is required any time
personnel or equipment are within minimum
safe working distances of energized
conductors or equipment.  The use of
protective grounding devices is mandatory
while working on de-energized equipment.
b.	Hot line hold:  This is the process of
setting relays or reclosers on sources of central-station power to provide protection for the crew working on energized equipment by blocking and tagging reclose actions or automatic switches.

	No one shall re-energize equipment on a hot line hold until the person holding the hot line hold gives permission. The person with the hot line hold shall immediately contact the local supervisor if a contact or arc occurs.

 2.	Taking and Releasing Self-Protection (Clearance
on Distribution)

	The subforeman (journeyman/leadman/patrolman) shall have the following responsibilities:

	a.	Notifying

	Whenever possible shall notify the local service dispatcher, office attendant, town manager, Butte operator, or supervisor what action is being taken in an area.

b.	Taking Self-Protection

 (1)	Shall have adequate knowledge of the
system (through experience or
accurate maps/drawings) or shall
patrol the system to gain the
knowledge necessary to perform the
self-protection (clearance) process
safely.

 (2)	Shall hold a tail-board conference to
inform all crew members about the job
plans.

 (3)	Shall ensure that all sources of
power are isolated (by visible opens
for a self-protection (clearance) or
blocking reclosers for hot line holds
from the equipment/lines to be worked
on.

 (4)	Shall tag, and if possible, lock all
switches.

 (5)	Shall install grounding, as
appropriate, for the work.

 (6)	Shall take the appropriate
precautions for induced voltages from
nearby parallel lines or from
underbuild.

c.	Releasing

 (1)	Shall ensure that the equipment is
operational and fit for use.

 (2)	Shall ensure that all grounds are
removed.

 (3)	Shall ensure that all men and
equipment are in the clear.


 3.	Switching Responsibilities For Self-Protection
(Clearance on Distribution)

	a.	Switching Orders

	All switching on equipment for
self-protection shall be ordered by the
designated person (workman in charge of the job or by a plant operator, for specific parts of some divisions) as follows:

 (1)	The switchman shall perform the
designated switching operation, check
open/closed and tag/untag, and if
possible, lock the switch.

 (2)	The switchman shall report back the
switch status as checked open/closed
and tagged/untagged, and as
appropriate, locked.

 (3)	Each phase of a circuit (normally
three) involved in self-protection
(clearance) shall be tagged/untagged,
and if possible, locked.

b.	Using Tags and Locks

 (1)	When there are "shepherds hook tags"
in place and the crew with the
self-protection (clearance) is
working in circumstances that any
qualified worker in the area could
easily identify who has the
self-protection (clearance), "flat
tags" do not have to be used.

 (2)	Gang-operated switches (OH or UG)
shall be locked and tagged with a
completed "flat tag."

 (3)	A "flat tag" shall be placed on any
remote operating handle that would
normally be used to energize the
equipment under the self-protection
(clearance).

 (4)	When an overhead single-blade
switching device must be operated,
one phase at a time, with a switch
stick or similar	device, a
"shepherds hook tag" shall be placed
on each of the blades or phases being
switched.  A "flat tag" should be
completed and attached to one of the
"shepherds hook tags or attached on
the supporting structure near the
ground, not accessible to the public,
when it is needed to identify who has
the self-protection (clearance).

 (5)	Distribution cut-out blades shall be
removed and tied in the pole position
for local clearance.  Tying a "flat
tag" to one of the blades is a valid
method of tagging.
 (6)	When an underground single-blade
switching device must be operated,
one phase at a time, with a switch
stick or similar device, a "shepherds
hook tag" shall be placed on each
phase being switched.  (A "flat tag"
should be completed and attached to
one of the "shepherds hook tags" when
it is needed to identify who has the
self-protection (clearance).)
 (7)	To block a recloser at the recloser,
a "shepherds hook tag" shall be
placed in the hook of the operating
handle.  (A "flat tag" should be
completed and attached to the
"shepherds hook tag" or attached on
the supporting structure near the
ground, not accessible to the public,
when it is needed to identify who has
the self-protection (clearance).)
 (8)	To block a recloser from a relay
panel, a "flat tag" should be
completed and placed on, or adjacent
to, the blocking control handle
(toggle switch).
c.	Switching Records or Logs
	A switchman is responsible for recording
all activity in the substation log as
required by local supervision.
d.	Multiple Crews on the Same Line or
Equipment
	One qualified person shall be designated to
be in charge of all of the self-protection
(clearance) activities.
	V.	References
		A.	OSHA CFR29 1910.333
		B.	CFR29 1926.950 THROUGH 957
		C.	NESC Work Rule 442 through 446


Exhibit B

Interconnected Units and Points of Interconnection


Interconnected Units

The Interconnected Units are more fully described in the Asset Purchase
Agreement.

Points of Interconnection

The points of interconnection for this sale are shown on the attached diagrams and described as the Generation Point of Receipt (GPOR) for the Interconnected Units. Within 60 days of the Closing Date, these points will be identified in the field as described in Section 4.1.1 of this Agreement.

Kerr
Interconnected Units:	Units 1-3, 60 MW generators
Point of Interconnection:	the 100 kV bus in the Kerr Switchyard.


Thompson Falls
Interconnected Units:	Units 1-6, 6.25 MW generators
				Unit 7, 50 MW generator
Point of Interconnection:	the 100 kV bus in the original Powerhouse.


Mystic
Interconnected Units:	Units 1-2, 5.5 MW generators
Point of Interconnection:	the 50 kV bus at the Company's Line Creek
Subsation.


Madison
Interconnected Units:	Units 1-4, 2.25 MW generators
Point of Interconnection:	the 100 kV bus in the Company's Bradley Creek
Substation.


Hauser
Interconnected Units:	Units 1-5, 2.8 MW generators
				Unit 6, 4.0 MW generator
Point of Interconnection:	the 69 kV bus located in the Hauser powerhouse.


Holter
Interconnected Units:	Units 1-4, 12.5 MW generators
Point of Interconnection:	the 100 kV bus located in the Holter Powerhouse.


Black Eagle
Interconnected Units:	Units 1-3, 6 MW generators
Point of Interconnection:	the 100 kV bus at the Company's Riverview
Substation.



Rainbow
Interconnected Units:	Units 1-6, 4 MW generators
				Units 7-8, 5 MW generators
Point of Interconnection:	the 100 kV bus at the Company's Rainbow
Substation.


Cochrane
Interconnected Units:	Units 1-2, 25 MW generators
Point of Interconnection:	the 100 kV bus at the Company's Rainbow
Substation.


Ryan
Interconnected Units:	Units 1-6, 10 MW generators
Point of Interconnection:	the 100 kV bus at the Company's Rainbow
Substation.


Morony
Interconnected Units:	Units 1-2, 23 MW generators
Point of Interconnection:	the 100 kV bus at the Company's Great Falls 230
kV Switchyard.

Colstrip Units #1 and #2
Interconnected Units:	Units 1-2, 330 MW generators
Point of Interconnection:	the 230 kV bus in the Company's Colstrip
Switchyard


Colstrip Units #3 and #4
Interconnected Units:	Units 3-4, 740 MW generators
Point of Interconnection:	the 500 kV bus in the Company's Colstrip
Switchyard


Corette
Interconnected Units:	Unit 1, 160 MW generator
Point of Interconnection:	the 100kV bus in the Company's Billings Steam
Plant Switchyard


This Schedule is subject to modification, by mutual agreement, consistent with the development of the Separation Document.


Exhibit C

Interconnection Facilities



The following are the Interconnection Facilities owned and/or controlled by the Generating Party. If necessary, Interconnection Facilities will be described for each generation facility in more detail prior to the Closing Date.

Kerr

The leads and/or bus work between each Interconnected Unit and its step-up transformer, the step up transformers, associated air break switches, PCBs 100-53, 100-54 and 100-65, and the approximately 0.4 mile of 100 kV transmission lines connecting the Interconnected Units to the 100 kV bus in the Company's Kerr Switchyard (see attached one-line diagram).

Thompson Falls

The leads and/or bus work between each Interconnected Unit and its step-up transformer, the step-up transformers, PCB 100-245 and the associated air break switch, and the approximately 0.3 miles of 100 kV transmission line connecting Interconnected Unit #7 to the 100 kV bus on the third floor of the old powerhouse (see attached one-line diagram).

Mystic

The leads and/or bus work between each Interconnected Unit and its step-up transformer, the step-up transformers, PCBs 50-18 and 50-19 and associated disconnect switches at the project, the two approximately 5.3-mile 50 kV transmission lines connecting the project to the Company's Line Creek Switchyard, and PCBs 50-115 and 50-116 and associated disconnect switches at Line Creek Switchyard (see attached one-line diagram).

Madison

The leads and/or bus work between each Interconnected Unit and its step-up transformer, the step-up transformers and associated air break switches, PCBs 50-29 and 50-30 and the 100/50 kV autotransformer and associated air break switches at Madison, the approximately 3.2 miles of 100 kV transmission line connecting the project to the Company's Bradley Creek Switchyard, and PCB 100-190 and associated disconnect switches at the Company's Bradley Creek Switchyard (see attached one-line diagram).

Hauser

The leads and/or bus work between each Interconnected Unit and its step-up transformer, the step-up transformers and associated air break switches, and bus air break switches #1, #3 and #4 (see attached one-line diagram).

Holter

The leads and/or bus work between each Interconnected Unit and its step-up transformer, the step-up transformers and associated air break switches, and the leads and/or bus work between the step-up transformers and the Company's 100 kV bus inside the Holter powerhouse (see attached one-line diagram).

Black Eagle

The leads and/or bus work between each Interconnected Unit and its step-up transformer, the step-up transformers and associated air break switch, the approximately 1 mile of 100 kV transmission line connecting Black Eagle to the Company's Great Falls Riverview Substation, and PCB 100-X and associated disconnect switches at the Company's Great Falls Riverview Substation (see attached one-line diagram).

Rainbow

The leads and/or bus work between each Interconnected Unit and its step-up transformer, the step-up transformers and associated air break and disconnect switches, PCBs 100-6 and 69-33 and associated air break and disconnect switches (see attached one-line diagram).

Cochrane

The leads and/or bus work between each Interconnected Unit and its step-up transformer, the step-up transformers and associated air break switches, approximately 2.9 miles of 100 kV transmission line connecting the generating plant to the Company's Rainbow Switchyard, and PCB 100-77 and associated air break switches at the Company's Rainbow Switchyard (see attached one-line diagram).

Ryan

The leads and/or bus work between each Interconnected Unit and its step-up transformer, the step-up transformers and PCB 100-4 and associated disconnect and air break switches, approximately 9.0 miles of 100 kV transmission lines and associated air break switches connecting the generating plant to the Rainbow Switchyard, and PCB 100-2 and associated air break switches at Rainbow Switchyard (see attached one-line diagram).

Morony

The leads and/or bus work between each Interconnected Unit and its step-up transformer, the step-up transformers and associated air break switches, approximately 9.5 miles of 100 kV transmission line and associated air break switches connecting the generating plant to the Company's Great Falls 230 kV Switchyard, PCB 100-5 and associated disconnect switches at Great Falls 230 kV Switchyard, and the Morony Rural Substation and associated distribution facilities serving Morony and other generating plants (see attached one-line diagram).

Colstrip Units #1 & #2

The leads and/or bus work between each Interconnected Unit and its step-up transformer, the step-up transformers and associated air break switches, two approximately 0.4 mile 230 kV transmission lines connecting the Interconnected Units to the Company's Colstrip Switchyard, the start-up transformer, all facilities connecting the low side of the start-up transformer to the Interconnected Plant, air break switch #105, and approximately 0.5 mile 100 kV transmission line connecting the start-up transformer to the Company's Colstrip Switchyard (see attached one-line diagram).


Colstrip Units #3 & #4

The leads and/or bus work between each Interconnected Unit and its step-up transformer, the step-up transformers and associated air break switches, two approximately 0.4 mile 500 kV transmission lines connecting the Interconnected Units to the Company's Colstrip Switchyard, the start-up transformers and associated air break switches (#108 and #109), all facilities connecting the low side of the start-up transformer to the Interconnected Plant, PCBs 230-20 and 230-64 and the associated air break switches (X, Y, L and B), 230/100 kV autotransformer #6, PCBs 100-202 and 100-204, air break switches #206, #106 and #107 and approximately 0.5 mile 100 kV transmission line connecting the start-up transformer to the Company's Colstrip Switchyard (see attached one-line diagram).

Corette

The leads and/or bus work between the Interconnected Unit and its step-up transformer, the step-up transformer and associated air break switch, PCB 100-98, the transmission line between PCB 100-98 and the 100 kV bus in the Company's Billings Steam Plant Switchyard, the start-up transformer, the bus work connecting the start-up transformer to the 50 kV bus in the Company's Billings Steam Plant Switchyard, and all facilities connecting the low side of the start-up transformer to the Interconnected Plant (see attached one-line diagram).


This Schedule is subject to modification, by mutual agreement, consistent with the development of the Separation Document.





Exhibit D

Metering Locations



Metering locations are shown and described on the attached diagrams.






This Schedule is subject to modification, by mutual agreement, consistent with the development of the Separation Document

Exhibit E

Remedial Action Schemes


There are two major remedial action schemes (RAS) that affect the Montana Power Company (MPC) generation. These are the Acceleration Trend Relay (ATR) at Colstrip and Bonneville Power Administration's (BPA) Garrison RAS. Both of these RAS were developed to enhance the transfers from Colstrip to the Northwest.

The ATR monitors the acceleration and speed of the Colstrip generators and from this data can determine which Colstrip units to trip for system disturbances that require Colstrip unit tripping. The device has the capability also to trip Western Area Power Administration's DC Intertie at Miles City and the Montana One generator near Colstrip. Neither of these channels is active as of the date upon which this Agreement was signed. The MPC Electric Transmission Planning Group determines the characteristics of the trip logic.

The BPA RAS at Garrison is armed based on system flows on the 500 kV system in the Garrison area and the generation at Cabinet Gorge, Hungry Horse, Libby and Noxon. The RAS can trip 500 kV bus reactors at Garrison, the Miles City DC Intertie, Libby generation, Noxon generation, and Dworshak generation for loss of predefined facilities. Also a channel to Colstrip can be activated at Colstrip that will allow the RAS to trip Colstrip generation in excess of 1400 mw. As of the date upon which this Agreement was signed, this feature is deactivated.





















Exhibit F

Protective Devices and Terminal Voltage Regulators


Black Eagle Generation Facilities:

Reference: "Black Eagle Hydro Project" one-line sketch.

Riverview Substation:

All the protective relaying in the Riverview Substation will be owned, operated and maintained by The Montana Power Company (MPC). The exception would be the relaying for the new 100 kV line connecting Black Eagle. MPC needs use of the line side CTs of the new PCB for the 100 kV bus protection.

Switchyard auxiliary power and battery are available for the new PCB. Remote control of the PCB is available from SOCC.

Voltage Regulation:

The 100 kV side of the Black Eagle step-up transformer is the reference for voltage control.

Black Eagle Plant:

All protective relaying in the Black Eagle Plant is sold with the facilities.


Cochrane Generation Facilities:

Reference: "Cochrane Hydro Project" one-line sketch.

Great Falls Rainbow Switchyard:

All the protective relaying in the Great Falls Rainbow Switchyard will be owned, operated and maintained by MPC. The exception would be the line relaying connecting the Cochrane, Ryan and Rainbow Plants to the MPC system. MPC needs the use of the line side CTs of PCB 100-077 for the 100 kV bus protection.

Switchyard auxiliary power and battery are available for the PCBs 100-077.

Voltage Regulation:

The 13.8 kV bus in the Cochrane Plant is the reference for voltage control.


Hauser Generation Facilities:

Reference: "Hauser Hydro Project" one-line sketch.

Hauser Plant:

All the protective relaying associated with the two 69 kV transmission lines, the 69 kV bus, the grounding/distribution transformers and the feeders will be owned, operated and maintained by the MPC. The relaying for the three generator step-up transformers, the generators and auxiliary equipment will belong to the new owners. MPC needs to share use of each 69 kV high side CT closest to the winding of each step-up transformer for the 69 kV bus protection.

Plant auxiliary power and battery will need to be provided by the new owners for MPC's equipment.

Voltage Regulation:

Presently, there is no voltage regulator. The reference used for the manual setting would be the 2 kV bus.


Holter Generation Facilities:

Reference: "Holter Hydro Project" one-line sketch.

Holter Plant:

All the protective relaying associated with the three 100 kV transmission lines and the 100 kV bus will be owned, operated and maintained by MPC. The relaying for the four generator step-up transformers, the generators and auxiliary equipment will belong to the new owners. MPC needs use of each 100 kV high side CT closest to the winding of each step-up transformer for the 100 kV bus protection.

The transmission SCADA/communications equipment will be owned, operated and maintained by MPC.

Plant auxiliary power and battery will need to be provided by the new owners for MPC's equipment.

Voltage Regulation:

The 100 kV bus is the reference for voltage control. There is a VT (owned by MPC) available as a reference source.


Kerr Generation Facilities:

Reference: "Kerr Hydro Project" one-line sketch.

Kerr Switchyard:

All the protective relaying and SCADA in the Kerr Switchyard will be owned, operated and maintained by MPC. The exception would be the backup relays for the generators. MPC needs to share use of the line side CTs of the generator PCBs for the 100 kV bus protection.

Switchyard auxiliary power and battery are available for the generator PCBs.

Voltage Regulation:

The 100 kV bus is the reference for voltage control. There is a VT (owned by MPC) available as a reference source.

Kerr Plant:

All protective relaying in the Kerr Plant is sold with the facilities.



Madison Generation Facilities:

Bradley Creek Substation:

All the protective relaying and SCADA in the Bradley Creek Substation will be owned, operated and maintained by MPC. The exception would be the line relaying for the protection of the 100 kV line connecting the Madison Plant to the MPC system. MPC needs the use of the line side CTs of PCB 100-190 for the 100 kV bus protection.

Switchyard auxiliary power and battery are available for the PCB 100-190. Remote control of PCB 100-190 is available from SOCC.

Voltage Regulation:

The 4 kV bus in the Madison Plant is the reference for voltage control.

Madison Plant:

All protective relaying in the Madison Plant is sold with the facilities.


Morony Generation Facilities:

Reference: "Morony Hydro Project" one-line sketch.

Great Falls 230 kV Substation:

All the protective relaying and SCADA in the Great Falls 230 kV Substation will be owned, operated and maintained by MPC. The exception would be the line relaying for the protection of the 100 kV line connecting the Morony Plant to the MPC system. MPC needs the use of the line side CTs of PCB 100-005 for the 100 kV bus protection.

There is a metallic cable for a transfer trip between Morony that uses the cable system from the Great Falls Service Center through Black Eagle-230 kV Switchyard-Rainbow-Cochrane-Ryan-Morony.

Switchyard auxiliary power and battery are available for the PCB 100-005. Remote control of PBC 100-005 is available from SOCC.

Voltage Regulation:

The 13.8 kV bus in the Morony Plant is the reference for voltage control.

Morony Plant:

All protective relaying in the Morony Plant is sold with the facilities.


Mystic Generation Facilities:

Line Creek Substation:

All the protective relaying and SCADA in the Line Creek Substation will be owned, operated and maintained by MPC. The exception would be the line relaying for the protection of the 50 kV lines connecting the Mystic Plant to the MPC system. MPC needs the use of the line side CTs of PCBs 50-115 and 50-116 for the 50 kV bus protection.

Switchyard auxiliary power and battery are available for the PCBs 50-115 and 50-116. Remote control of these PCBs is available from SOCC.

Voltage Regulation:

The 6.6 kV bus in the Mystic Plant is the reference for voltage control.

Mystic Plant:

All protective relaying in the Mystic Plant is sold with the facilities.


Rainbow Generation Facilities:

Reference: "Rainbow Hydro Project" one-line sketch.

Great Falls Rainbow Switchyard:

All the protective relaying in the Great Falls Rainbow Switchyard will be owned, operated and maintained by MPC. The exception would be the relaying associated with the protection of the 100 kV and 69 kV lines connecting the Rainbow Plant to the MPC system. MPC needs the use of the plant side CTs of PCBs 100-006 and 69-33 for the 100 kV and 69 kV respective bus protection.

Switchyard auxiliary power and battery are available for the PCBs 100-006 and 69-33

Voltage Regulation:

The 100 kV bus in the Rainbow Switchyard is the reference for voltage control.

Rainbow Plant:

All protective relaying in the Rainbow Plant is sold with the facilities.


Ryan Generation Facilities:

Reference: "Ryan Hydro Project" one-line sketch.

Great Falls Rainbow Switchyard:

All the protective relaying in the Great Falls Rainbow Switchyard will be owned, operated and maintained by MPC. The exception would be the line relaying for the protection of the 100 kV line connecting the Ryan Plant to the MPC system. MPC needs the use of the line side CTs of PCB 100-002 for the 100 kV bus protection.

Switchyard auxiliary power and battery are available for the PCB 100-002. Remote control of PCB 100-002 is available from SOCC.

Voltage Regulation:

The 100 kV bus in the Ryan Plant is the reference for voltage control.

Ryan Plant:

All protective relaying in the Ryan Plant is sold with the facilities.



Thompson Falls Generation Facilities:

Reference: "Thompson Falls Hydro Project" one-line sketch.

Thompson Falls Plant:

All the protective relaying associated with the four 115 kV transmissions lines and the 115 kV bus will be owned, operated and maintained by MPC. The relaying for the three generator step-up transformers, the generators and auxiliary equipment will belong to the new owners. MPC needs to use the generator side CTs of Unit #7's PCB and the 115 kV high side CT closest to the winding of each step-up transformer of Units #1 through #6 for the 115 kV bus protection.

The transmission SCADA/communications equipment and communication cabling leaving the plant for the City will be owned, operated and maintained by MPC.

Plant auxiliary power and battery will need to be provided by the new owners for MPC's equipment.

Voltage Regulation:

The 115 kV bus is the reference for voltage control. There is a VT (owned by MPC) available as a reference source.


Colstrip Units #1 and #2 Generation Facilities:

Reference: "Colstrip Units #1 and #2 Thermal Project" one-line sketch.

Colstrip 230 kV Switchyard:

All the protective relaying and SCADA in the Colstrip 230 kV Switchyard will be owned, operated and maintained by MPC. The exception would be MPC's share of the relaying for the two 230 kV lines connecting Colstrip Units #1 and #2 to the Switchyard and the 115 kV start-up line that exits the 115 kV portion of the yard. The new owners will have the use of "x" and "b" CTs of the PCBs used for synchronizing the Units for the line protection. The new owners will have the use of the "bus" CTs of PCBs 100-142 and 100-201 for the 115 kV line protection of the start-up line.

MPC's share of the cable system connecting the Switchyard to the Plants would be part of the generation plants. This cabling is for communication, relaying and control.

Voltage Regulation:

The generator bus of each plant is the reference for voltage control, but the Switchyard bus voltage is "set point" reference.

Colstrip Units #1 and #2 Plants:

All of MPC's share of the protective relaying in the Colstrip Units #1 and #2 Plants are sold with the facilities.

Start-up Metering:

The generator owners will be required to install a metering set on the start-up line before it leaves the 115kV portion of the Switchyard.


Colstrip Unit # 3 Generation Facilities:

Reference: "Colstrip Unit 3 Thermal Project" one-line sketch.

Colstrip 500 kV Switchyard:

MPC's share of the relaying for the 500 kV line connecting Colstrip Unit #3 to the Switchyard will be sold to the new owners. They will have the use of "532X" and "535B" CTs of the PCBs used for synchronizing the Unit for the line protection.

One half of the MPC's share of the protective relaying for the start-up system that uses "x" and "b" CTs of PCBs 230-64 and 230-20, the autotransformer Bank #6 and the 115 kV start-up for the Units #3 and #4 line including the control house and relaying for PCB 100-204 is included in the sale.

MPC's share of the cable system connecting the Switchyard to the Plants would be part of the generation plants. This cabling is for communication, relaying and control.

Voltage Regulation:

The generator bus is the reference for voltage control, but the Switchyard bus voltage is "set point" reference.

Colstrip Unit #3 Plant:

MPC's share of the protective relaying in the Colstrip Unit #3 Plant is sold with the facilities.

Start-up Metering:

The generation owners will be required to install a 230 kV metering set on the start-up line before it leaves the Colstrip 230 kV Switchyard.


Colstrip # 4 Generation Facilities:

Reference: "Colstrip Unit #4 Thermal Project" one-line sketch.

Colstrip 500 kV Switchyard:

MPC's share of the relaying for the 500 kV line connecting Colstrip Unit #4 to the Switchyard will be sold to the new owners. They will have the use of "540B" and "545B" CTs of the PCBs used for synchronizing the Unit for the line protection.

One half of MPC's share of the protective relaying for the start-up system that uses "x" and "b" CTs of PCBs 230-64 and 230-20, the autotransformer Bank #6 and the 115 kV start-up for the Units #3 and #4 line including the control house and relaying for PCB 100-204 is included in the sale.

MPC's share of the cable system connecting the Switchyard to the Plants would be part of the generation plants. This cabling is for communication, relaying and control.

Voltage Regulation:

The generator bus is the reference for voltage control, but the Switchyard bus voltage is "set point" reference.

Colstrip Unit #4 Plant:

MPC's share of the protective relaying in the Colstrip Unit #4 Plant is sold with the facilities.

Start-up Metering:

The generator owners will be required to install a 230 kV metering set on the start-up line before it leaves the Colstrip 230 kV Switchyard.


Corette Generation Facilities:

Reference: "Corette Thermal Project" one-line sketch.

Billings Steam Plant Switchyard:

There is no relay protection directly associated with the Corette Steam Plant. MPC needs the use of the plant side CTs of PCB 100-98 for the switchyard bus protection.

The ownership of the metallic cable between the Switchyard control house and the Plant would belong to the Plant. The fiber optic cable will remain in MPC's ownership.

Voltage Regulation:

The generator bus is the reference for voltage control, but the Switchyard bus voltage is "set point" reference.

Corette Plant:

All of the protective relaying in the Corette Plant is sold with the facilities.

Start-up Metering:

The generator owners will be required to install a 50 kV metering set on the start-up tap.


This Schedule is subject to modification, by mutual agreement, consistent with the development of the Separation Document.


Exhibit G

Special Arrangements and Access to Facilities

Company Access to Generating Party Facilities

Kerr
Thompson Falls
Mystic
Madison
Hauser
Holter
Black Eagle
Rainbow
Cochrane
Ryan
Morony
Colstrip Units #1 and #2
Colstrip Units #3 and #4
Corette


As part of the Sale and at the Generating Party's expense, the following facilities will have to be installed or removed:

Black Eagle

A new interconnection will be established at the Great Falls Riverview Substation, including approximately 1 mile of new 100 kV transmission line, PCBs 100-X and 100-Y and associated disconnect switches (see the attached one-line diagram).

Rainbow

The 100 kV tie to the 69 kV potion of Rainbow Switchyard and air break switch #102 will be removed.


Must Run Generation

Except in the case of Uncontrollable Force, at least one Interconnected Unit at Kerr and one Interconnected Unit at Mystic must be on line and generating power at all times unless the Company gives its consent otherwise, such consent not to be unreasonably withheld; provided, however, if the Company, in its sole judgment, determines that the reliability of its Electric System is jeopardized by having all generation off line at either Kerr or Mystic, then its decision to withhold consent shall be deemed to be reasonable.


Transmission Service to the Flathead Irrigation Project

Pursuant to the Kerr project license issued by FERC, the Generating Party provides electrical energy and capacity to the Flathead Irrigation Project across the 115 kV bus in the Company's Kerr switchyard. Because the transmission arrangements related to this transaction were in place prior to FERC Order 888, the Company will continue to provide to the Generating Party transmission service for that transaction for no charge; provided, however, if at any time such arrangement is deemed by the FERC to be unacceptable for any reason, the Company and the Generating Party will enter into a transmission services agreement acceptable to FERC.


Generating Party Access to Company Facilities

Rainbow Switchyard:
Great Falls 230 kV Switchyard:
Colstrip Switchyard:
Et al


This Schedule is subject to modification, by mutual agreement, consistent with the development of the Separation Document

Exhibit H

Dispute Resolution

1.	Definitions. In addition to the capitalized terms defined in the attached Agreement, the following additional terms used in this Exhibit H have the meanings specified below:

	1.1	"FPA" means the Federal Power Act, 16 USC S 824 et seq., as
amended and the rules and regulations promulgated thereunder.

	1.2	"WRTA" means the Western Regional Transmission Association or its successor.

2.	Dispute Resolution.

	2.1	Preconditions to Arbitration.

		2.1.1	Informal Settlement. Each Party shall make all reasonable
efforts to settle all disputes governed by this Exhibit H. If any such dispute is not settled, either Party may request in writing that the manager of WRTA
(or its successor organization) appoint an impartial facilitator to aid the parties in reaching a mutually acceptable resolution to the dispute; such appointment shall be made within 10 days of receipt of the request. The facilitator and representatives of the Parties with authority to settle the dispute shall meet within 21 days after the facilitator has been appointed to attempt to negotiate a resolution of the dispute. Settlement offers shall not be admissible in any subsequent dispute resolution process. With the consent of all Parties, resolution may include referring the matter to a technical body for resolution or for an advisory opinion.

		2.1.2	Impasse. If the Parties have not succeeded in negotiating a
resolution of the dispute within 30 days after first meeting with the facilitator or if the facilitator is not appointed within ten days pursuant to
Section 2.1.1 of this Exhibit H, unless otherwise agreed, the Parties shall be deemed to be at an impasse and any such disputing Party may commence the arbitration process provided hereunder by notice to the other Party. The
Company shall post on the OASIS notice of the commencement of such dispute resolution process with respect to any Generating Party within forty-eight
(48) hours after the Company sends or receives such notice.

		2.1.3	Statements of Dispute. Within 14 days of a Party's request
that the arbitration process be commenced, each Party shall submit a statement in writing to the other Party, which statement shall set forth in reasonable detail the nature of the dispute, the issues to be arbitrated, and the proposed arbitrator's award sought through such arbitration proceedings. To the extent Parties do not agree on the terms of a required contract provision, each submittal shall include proposed contract language for those issues in dispute.

		2.1.4	Selection of an Arbitrator. Within 10 days following the
submission of their statements, the Parties shall select an arbitrator familiar with and knowledgeable about the policies and criteria used in the Parties' Control Areas, transmission systems, and regulatory requirements. If the Parties cannot agree upon an arbitrator, the Parties shall take turns striking names from a list of ten qualified individuals supplied by the WRTA Arbitration Committee from the list maintained by the WRTA Board, with a Party chosen by lot first striking a name. The last-remaining name not stricken shall be designated as the arbitrator. If that individual is unable or unwilling to serve, the individual last stricken from the list shall be designated and the process repeated until an individual is selected who is able and willing to serve. Absent the express written consent of all Parties as to any particular individual, no person shall be eligible for selection as an arbitrator who is a past or present officer, member of the governing body, employee of or consultant to any of the Parties, or of an entity related to or affiliated with any of the Parties, or whose interests are otherwise affected by the matter to be arbitrated. Any individual designated as an arbitrator shall make known to the Parties any such disqualifying relationship and a new arbitrator shall be designated in accordance with the provisions of this
Section 2.1.4.

		2.1.5	Procedural Rules. The arbitrator shall determine discovery
procedures, intervention rights, how evidence shall be taken, what written submittals may be made, and other such procedural matters, taking into account the complexity of the issues involved, the extent to which factual matters are disputed and the extent to which the credibility of witnesses is relevant to a resolution of the dispute. Each party to the dispute shall produce all evidence determined by the arbitrator to be relevant to the issues presented.
To the extent such evidence involves proprietary or confidential information, the arbitrator shall issue an appropriate protective order which shall be complied with by all parties to the dispute. The arbitrator may elect to resolve the arbitration matter solely on the basis of written evidence and arguments.

		2.1.6	Evidence. The arbitrator shall take evidence submitted by
the disputing parties in accordance with procedures established by the arbitrator and may request additional information, including the opinion of recognized technical bodies. All disputing parties shall be afforded a reasonable opportunity to rebut any such additional information. Other affected entities may request in writing that the arbitrator consider additional information and the arbitrator may consider such additional information, subject to a right of the parties to have a reasonable opportunity to rebut such additional information.

	2.2	Substantive Standards and Decision. As soon as practicable but in no event later than 115 days of his or her selection as arbitrator, the arbitrator shall select, by written notice to the Parties, the proposed award of a Party, which best meets the terms and intent of this Agreement, of any provisions of the Company Tariff not inconsistent with this Agreement, other applicable agreements, laws, or regulations, or applicable technical standards and criteria not inconsistent with this Agreement and any other policies or determinations by the arbitrator not inconsistent with this Agreement;
provided, however, if the arbitrator concludes that no proposed award is consistent with the applicable considerations or that no proposed award addresses all issues in dispute, the arbitrator shall specify how each proposed award is deficient and request that the disputing parties submit new
proposed awards that cure the deficiency perceived by the arbitrator.   A
written decision, including specific findings of fact, explaining the basis for the award shall be provided by the arbitrator with written notice to parties. Awards shall be based only on the evidence on the record before the arbitrator. No award that is not appealed shall be deemed to be precedential in any other arbitration related to a different dispute.

	2.3	Compliance and Costs.

		2.3.1 Compliance with the Arbitrator's Award. Immediately upon the decision by the arbitrator, except during the period of appeal as provided for in Sections 2.4 or 2.5 of this Exhibit H, the Parties shall commence to take, and thereafter diligently prosecute to completion, whatever action is required to comply with the selected award to the extent the selected award does not require regulatory action and shall pursue no avenue of appeal. To the extent the award requires local, state, or federal approval or regulatory action, or a FERC filing by a transmission provider subject Sections 205 or 206 of the Federal Power Act, 16 USC SS 824 d. and e.), the affected Party or intervenor shall promptly submit and support that portion of the award with the appropriate authority except as provided in Section 2.4 or Section 2.5. Any and all costs associated with the arbitration (but not including the parties' costs associated with attorney and witness fees) shall be borne by the party or parties whose proposed award was not selected, unless the parties agree to an alternate method of allocating costs.

	2.4	FERC Appeal.

		2.4.1	Grounds for Appeal. Within thirty (30) days of the issuance
of any arbitration award, any party to an arbitration may apply to FERC to hear an appeal of such award with respect to matters to which FERC has jurisdiction, but only upon the grounds that the award is contrary to or beyond the scope of this Agreement or is unjust, unreasonable, unduly discriminatory or preferential or otherwise inconsistent with the FPA or
FERC's then applicable standards or policies. Any appeal to FERC shall be based solely upon the record assembled by the arbitrator; provided, however, that any order by an arbitrator excluding material from the arbitration record or any ruling which is alleged to violate due process may be explicitly appealed to FERC by a Party as a part of an appeal under this Section 2.4.
Parties to arbitrations intend that:  (1) FERC should afford substantial deference to the factual findings of the arbitrator; (2) the portion, if any, of the award relating to issues not of first impression (i.e., matters previously decided by FERC or a court of competent jurisdiction in cases involving comparable facts and circumstances) should be afforded appropriate deference by FERC; and (3) the portion, if any, of the award relating to issues of first impression should be afforded no deference by FERC.
Implementation of the award shall be stayed pending an appeal to FERC unless and until, at the request of a disputing party, FERC issues an order shortening or extending the stay.

		2.4.2	No Expansion of Factual Record. No Party to an arbitration
shall seek to expand the factual record before FERC beyond that offered to the arbitrator.

2.5	Judicial Review. Subject to the right of any party to appeal to and exhaustion of remedies at FERC, as provided in Section 2.4 of this Exhibit H, any party shall be entitled to seek enforcement of the Award in any court of competent jurisdiction. Except for appeals of any decision by FERC, judicial challenges to an award under this Exhibit H shall be limited to the grounds specified in the Federal Arbitration Act, Title 9, U.S.C., as amended.


Exhibit I

Operating Representatives


For Company:
LeRoy Patterson
Director of Transmission Operations

For Generating Party:
Roger L. Petersen
Vice President and Chief Operating Officer


Exhibit J

Operating Procedures




Further Details

Further details will be addressed following discussions with the purchaser before the Closing Date.





Exhibit K

Western Systems Coordinating Council
Reliability Management System Agreement
(Draft)


Draft - October 5, 1998

[Contract to be entered into between the WSCC and each FERC-jurisdictional Transmission Operator within the WSCC to implement the RMS]



RELIABILITY MANAGEMENT SYSTEM AGREEMENT


by and between


WESTERN SYSTEMS COORDINATING COUNCIL


and


______________________________



	THIS RELIABILITY MANAGEMENT SYSTEM AGREEMENT (the "Agreement") is entered into this ____ day of _____________, 1998, by and between the Western Systems Coordinating Council, Inc. (the "WSCC"), and _______________________________________ (the "Transmission Operator"). The
Transmission Operator enters into this Agreement (i) in its capacity as an operator of a Control Area and/or as an operator of transmission facilities and (ii) with respect to any generation which it Controls (as defined below).

	WHEREAS, there is a need to maintain the reliability of the interconnected electric systems encompassed by the WSCC in a restructured and competitive electric utility industry;

	WHEREAS, with the transition of the electric industry to a more competitive structure, it is desirable to have a uniform set of electric system operating rules within the Western Interconnection, applicable in a fair, comparable and non-discriminatory manner, with which all market participants comply; and

	WHEREAS, the members of the WSCC, including the Transmission Operator, have determined that a contractual Reliability Management System based upon a set of mutual agreements between the WSCC and its Members provides a reasonable, currently available means of maintaining such reliability.

	NOW, THEREFORE, in consideration of the mutual agreements contained herein, the agreements between other transmission operators and the WSCC, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the WSCC and the Transmission Operator agree as follows:


	1.  PURPOSE OF AGREEMENT

The purpose of this Agreement is to maintain the reliable operation of the Western Interconnection through the Transmission Operator's commitment to comply with certain reliability standards and, to the extent provided in this Agreement, to cause Generators to enter into commitments to comply with those standards.

	2.  DEFINITIONS

In addition to terms defined in the beginning of this Agreement and in the Recitals and Appendices hereto, for purposes of this Agreement the following terms shall have the meanings set forth beside them below.

Control or Controlled, when used in this Agreement to refer to generation facilities, means that a person has the right (whether through ownership, by contract, or otherwise) to cause the generation facilities to comply with the criteria applicable to generators contained in Annex A of the WSCC Reliability Criteria Agreement (other than as a result of entering into new or amended interconnection agreements in accordance with Section 5 of this Agreement); provided however, that a person shall not be deemed to Control a third party's generation facilities solely on the basis of providing control area services to the third party.

	Control Area means an electric system or systems, bounded by interconnection metering and telemetry, capable of controlling generation to maintain its interchange schedule with other Control Areas and contributing to frequency regulation of the Western Interconnection.

	FERC means the Federal Energy Regulatory Commission or a successor agency.

	Generator means any entity (i) that Controls generating facilities interconnected with the transmission system of a Participating
Transmission Operator or located within the Control Area of a Participating Transmission Operator, and (ii) that is a party to an interconnection agreement or is responsible for obtaining an interconnection agreement with a Participating Transmission Operator.

	Member means any party to the WSCC Agreement.

	NERC means the North American Electric Reliability Council or any successor entity.

	Other RMS Agreement means an agreement between the WSCC and an operator (other than the Transmission Operator) of a Control Area or one or more transmission paths in the WSCC Path Rating Catalog requiring such operator to comply with the reliability criteria contained in the WSCC Reliability Criteria Agreement.

	Participating Transmission Operator means the Transmission Operator and any other transmission operator that has entered into an Other RMS
Agreement.

	Party means either the WSCC or the Transmission Operator and Parties means both of the WSCC and the Transmission Operator.

	Reliability Management System or RMS means the contractual reliability management program implemented through this Agreement and through each of the Other RMS Agreements.

	Western Interconnection means the area comprising those states and provinces, or portions thereof, in Western Canada, Northern Mexico and the Western United States in which Members of the WSCC operate synchronously connected transmission systems.

	Working Day means Monday through Friday except for recognized legal holidays in the state or province in which any notice is received pursuant to Section 11.

	WSCC means the Western Systems Coordinating Council or a successor entity.

	WSCC Path Rating Catalog means the document maintained by the WSCC identifying all transfer paths rated or subject to being rated by the WSCC.

	WSCC Agreement means the Western Systems Coordinating Council Agreement dated March 20, 1967, as such may be amended from time to time.

	WSCC Reliability Criteria Agreement means the Western Systems Coordinating Council Reliability Criteria Agreement dated ___________, 1998 among the WSCC and certain of its member transmission operators, as such may be amended from time to time.

	WSCC Staff means those employees of the WSCC, including personnel hired by the WSCC on a contract basis, designated as responsible for the administration of the RMS.


		3.  TERM AND TERMINATION

3.1	Term.  This Agreement shall become effective on the later of:

	(a)	thirty (30) days after the date of issuance of a final FERC order accepting this Agreement for filing without requiring any changes to this Agreement unacceptable to either Party; or

	(b)	thirty (30) days after the date of issuance of a final FERC order accepting the WSCC Reliability Criteria Agreement for filing without requiring any changes to the WSCC Reliability Criteria
Agreement unacceptable to either Party.

	Changes required by FERC to this Agreement or to the WSCC Reliability Criteria Agreement shall be deemed unacceptable to a Party only if that Party provides notice to the other Party, within fifteen (15) days of issuance of the applicable FERC order, that such order is unacceptable, provided that if any other party to an Other RMS Agreement or the WSCC Reliability Criteria Agreement gives notice within the fifteen (15) day period to the WSCC that FERC-ordered changes to its Other RMS Agreement or to the WSCC Reliability Criteria Agreement are unacceptable, the WSCC shall promptly notify the Transmission Operator of such notice and in such case the Transmission Operator shall have until twenty-five (25) days after issuance of the applicable FERC order to give notice that such order is unacceptable.

3.2	Termination by the Transmission Operator.  The Transmission Operator may
terminate this Agreement:

(a)	in the case of any amendment to the WSCC Reliability Criteria
Agreement which would cause the Transmission Operator to comply with revised or new reliability criteria, on fifteen (15) days' written notice to the WSCC, provided that the notice of termination is given within forty-five (45) days of the date of issuance of a FERC order accepting such amendment for filing, provided further that the 45 day period within which notice of termination is required may be extended by the Transmission
Provider for an additional 45 days if the Transmission Provider gives written notice to WSCC of such requested extension within the initial 45 day period; or

(b)	on thirty (30) days' written notice to the WSCC at such time that the Transmission Operator no longer operates a Control Area within the Western Interconnection or a transmission path in the WSCC
Path Rating Catalog; or

(c)	for any reason on one year's written notice to the WSCC.

3.3	Termination by the WSCC.  The WSCC may terminate this Agreement for any reason on one year's written notice to the Transmission Operator.

3.4	Termination by Mutual Agreement.  This Agreement may be terminated at any time by mutual agreement of the Parties.

3.5	Termination of the WSCC Reliability Criteria Agreement.  This Agreement
shall terminate upon termination of the WSCC Reliability Criteria
Agreement.

3.6	Notice to FERC.  A terminating Party shall notify FERC if this Agreement is to terminate pursuant to this Section 3. Such termination shall be effective in accordance with the terms of this Agreement without further action by FERC.

3.7	Suspension.  This Agreement and the obligations hereunder shall be suspended at any time that the WSCC Reliability Criteria Agreement is suspended.

4.  COMPLIANCE WITH AND AMENDMENT OF WSCC
RELIABILITY CRITERIA

4.1	Compliance with Reliability Criteria.  The Transmission Operator agrees to comply with the requirements of the WSCC Reliability Criteria
Agreement including the applicable WSCC reliability criteria contained in Section III and Section IV to Annex A thereof, and, in the event of failure to comply, agrees to be subject to the sanctions applicable to such failure. The Transmission Operator shall comply with such reliability criteria: (i) in its capacity as an operator of a Control
Area and/or as an operator of one or more transmission paths in the WSCC
Path Rating Catalog; and (ii) with respect to generation which it
Controls.

4.2	Amendment of WSCC Reliability Criteria Agreement.  All amendments to the
WSCC Reliability Criteria Agreement shall be pursuant to Section 12 of the WSCC Reliability Criteria Agreement. Until this Agreement is terminated pursuant to Section 3, the Transmission Operator shall be subject to the WSCC Reliability Criteria Agreement, as modified pursuant to Section 12 of the WSCC Reliability Criteria Agreement, regardless of Transmission Operator's support for or challenge to any such modification.


		5.  INTERCONNECTION AGREEMENTS

5.1	New Interconnection Agreements.  The Transmission Operator agrees, except where precluded by law, to include in any new interconnection agreement that is executed by the Transmission Operator after the effective date of this Agreement with a Generator that Controls generating facilities located within the Transmission Operator's Control Area or interconnected directly with the Transmission Operator's transmission system provisions in the form of Appendix A or such other form as may be convenient provided that such form binds the Generator to all of the obligations and agreements set out in Section 2 of Appendix A.


5.2	Existing Interconnection Agreements.

	(a)	With respect to a Generator that has an interconnection agreement with the Transmission Operator that is in effect prior to the effective date of this Agreement, the Transmission Operator agrees, to the extent permitted under its existing interconnection agreement or where it otherwise has the legal right to do so, to enter into either: (i) an amendment to such existing interconnection agreement in the form set forth in Appendix A to this Agreement; (ii) a separate agreement with such Generator in the form set forth in Appendix B to this Agreement or (iii) such other amendment or agreement as may be convenient provided that such amendment or agreement binds the Generator to all of the obligations and agreements set out in Section 2 of Appendix A or in Sections 3, 4, and 5 of Appendix B. If the Transmission
Operator is unable to reach a negotiated agreement with the Generator pursuant to this subsection and if such interconnection agreement permits the Transmission Operator to file unilaterally an amendment to such agreement pursuant to the just and reasonable standard of Section 205 of the Federal Power Act, the Transmission
Operator shall file with FERC an amendment to such agreement in the form of Appendix A to this Agreement.

	(b)	With respect to a Generator for which the Transmission Operator does not have contractual or legal authority to file unilaterally with FERC such an amendment or separate agreement, the Transmission Operator agrees to undertake a good faith effort to enter into an amendment or separate agreement in the respective forms set forth in Appendix A or B to this Agreement or such other form as may be convenient provided that such form binds the Generator to all of the obligations and agreements set out in
Section 2 of Appendix A or in Sections 3, 4, and 5 of Appendix B.
Good faith may be demonstrated by a written request to the Generator and documentation of the Generator's response.

5.3	Generators Without Interconnection Agreements.  With respect to a generator that Controls generating facilities located within the Transmission Operator's Control Area that: (i) does not have an interconnection agreement with the Transmission Operator (e.g., a generator having facilities directly connected to another transmission owner within the Transmission Operator's Control Area); and (ii) is not otherwise obligated to comply with the WSCC Reliability Criteria Agreement, the Transmission Operator (if an operator of a Control Area) agrees to undertake a good faith effort to negotiate and execute a separate agreement with such generator in the form set forth in Appendix B to this Agreement or such other form as may be convenient provided that such form binds the generator to all of the obligations and agreements set out in Sections 3, 4, and 5 of Appendix B. Good faith may be demonstrated by a written request to the generator and documentation of the generator's response.

5.4	Sale of Controlled Generation.  In any sale or transfer of generation which it Controls, the Transmission Operator shall require the acquiring party to enter into an agreement requiring such transferee to comply with the requirements of the WSCC Reliability Criteria Agreement as a Generator with respect to the transferred generation. Such agreement shall be in the form set forth in Appendix B to this Agreement or such other form as may be convenient provided that such form binds the transferee to all of the obligations and agreements set out in Sections
3, 4 and 5 of Appendix B.

5.5	Transfer of Control or Sale of Transmission Facilities.  In any sale or transfer of control of any transmission facilities subject to this Agreement, the Transmission Operator shall as a condition of such sale or transfer require the acquiring party or transferee to either assume the obligations of the Transmission Operator pursuant to this Agreement or to enter into an Other RMS Agreement with respect to the transferred facilities [and any generation Controlled by the transferee and interconnected with the transferred transmission facilities]. [Note: A slight majority of the participants at the 9/22 Policy Group would delete the bracketed language.]

5.6	Single Agreement.  A Generator at its option may enter into a single agreement with any Participating Transmission Operator binding the Generator to comply with the requirements of the RMS with respect to all generation the Generator Controls within the Western Interconnection.
Such agreement shall be in the form of Appendix B [or such other form as may be convenient provided that such form binds the Generator to all of the obligations and agreements set out in Sections 3, 4, and 5 of Appendix B]. Written notice by the Generator to the Transmission
Operator that the Generator has entered into and is bound by such agreement to comply with the requirements of the RMS shall suffice to discharge the Transmission Operator and the Generator from any obligation to enter into any separate agreement or amendment to any existing interconnection agreement pursuant to this Section 5.

5.7	Other Agreements.  Nothing in this Agreement shall be construed as prohibiting a Transmission Operator from imposing such other reliability conditions in any interconnection agreement which the Transmission Operator deems appropriate including the requirement that the Generator comply with any future reliability criteria adopted as part of the WSCC Reliability Criteria Agreement.


		6.  SANCTIONS

6.1	Payment of Monetary Sanctions.  The Transmission Operator shall be responsible for payment to the WSCC of any monetary sanction assessed against the Transmission Operator pursuant to this Agreement and the WSCC Reliability Criteria Agreement. Any such payment shall be made pursuant to the procedures specified in the WSCC Reliability Criteria Agreement.

6.2	Responsibility for Sanctions.  Sanctions shall be assessed against the
Transmission Operator only for non-compliance by the Transmission
Operator with the reliability criteria contained in the WSCC Reliability Criteria Agreement. The Transmission Operator will have the right to challenge such assessment as specified in the WSCC Reliability Criteria Agreement. Sanctions for non-compliance with the reliability criteria by a Generator with whom the Transmission Operator has entered into an agreement pursuant to Section 5 shall be assessed by the WSCC directly against the Generator, and the Transmission Operator shall have no liability with respect to such sanctions.

6.3	Publication.  The Transmission Operator consents to the release by the
WSCC of information related to the Transmission Operator's compliance with this Agreement only in accordance with the WSCC Reliability
Criteria Agreement.


		7.  COSTS OF ADMINISTERING RMS

Moneys collected by the WSCC through monetary sanctions shall be applied directly against the costs of administering the RMS. Any remaining costs shall be recovered in accordance with and pursuant to Article VIII (or any successor provision) of the WSCC Agreement. If in any calendar year moneys collected by the WSCC through monetary sanctions exceed the costs of administering the RMS, any such excess amounts shall be rebated to Members that are participants in the RMS to offset their costs of compliance, such rebates to be allocated among such participating Members pursuant to the dues allocation methodology specified in Article VIII (or any successor provision) of the WSCC Agreement or otherwise as determined by the WSCC Board of Trustees. A participating member that has been assessed a monetary sanction pursuant to the WSCC Reliability Criteria Agreement and that has failed to pay such sanction within the time period specified in the WSCC Reliability Criteria Agreement shall not be eligible for such rebates.


		8.  THIRD PARTIES

This Agreement creates contractual rights and obligations solely between the Parties. Nothing in this Agreement shall create between the Parties: (1) any obligation or liability whatsoever (other than as expressly provided in this Agreement), or (2) any duty or standard of care whatsoever. In addition, nothing in this Agreement shall create any duty, liability, or standard of care whatsoever as to any third party. No third party shall have any rights whatsoever with respect to enforcement of any provision of this Agreement.


	9.  REMEDIES.

Each Party shall be entitled to seek specific performance of this Agreement including the payment of sanctions determined in accordance with this Agreement and the Reliability Criteria Agreement. Specific performance shall be the sole remedy available to either Party pursuant to this Agreement and the WSCC Reliability Criteria Agreement unless the WSCC Reliability Criteria Agreement specifically provides otherwise. In particular, neither Party shall be liable pursuant to this Agreement to the other Party for damages of any kind whatsoever (other than the payment of sanctions, if so construed) whether direct, compensatory, special, consequential, or punitive. No order for specific performance of this Agreement shall (i) require a Transmission Operator to construct or dedicate facilities for the benefit of any other person, or (ii) impair the ability of a Transmission Operator to take such action as it deems necessary to maintain reliable service to its customers or to fulfill its obligations to others.


		10.  REGULATORY APPROVALS

This Agreement shall be filed with FERC by the Transmission Operator under
Section 205 of the Federal Power Act. In such filing, the Transmission Operator shall request that FERC accept this Agreement for filing without modification to become effective as of the date provided for in Section 3.1 of this Agreement.


		11.  NOTICES

Any notice, demand or request required or authorized by this Agreement to be given in writing to a Party shall be delivered by hand, courier or overnight delivery service, mailed by certified mail (return receipt requested) postage prepaid, faxed, or delivered by mutually agreed electronic means to such Party at the following address:

	WSCC:	Executive Director
			Western Systems Coordinating Council
			University of Utah Research Park
			540 Arapeen Drive, Suite 203
			Salt Lake City, Utah  84108-1288

			Fax:  801-582-3918

	_______:	_____________________________
			_____________________________
			_____________________________
			_____________________________

			Fax:  _____________

The designation of such person and/or address may be changed at any time by either Party upon receipt by the other of written notice. Such a notice served by mail shall be effective upon receipt. Notice transmitted by facsimile shall be effective upon receipt if received prior to 5:00 p.m. on a Working Day, and if not received prior to 5:00 p.m. on a Working Day, receipt shall be effective on the next Working Day.


		12.  APPLICABILITY

This Agreement (including all appendices hereto and, by reference, the WSCC Reliability Criteria Agreement) constitutes the entire understanding between the Parties hereto with respect to the subject matter hereof, supersedes any and all previous understandings between the Parties with respect to the subject matter hereof, and binds and inures to the benefit of the Parties and their successors.


		13.  AMENDMENT

No amendment of all or any part of this Agreement shall be valid unless it is reduced to writing and signed by both Parties hereto. The terms and conditions herein specified shall remain in effect throughout the term and shall not be subject to change through application to FERC or other governmental body or authority, absent the agreement of the Parties.


		14.  INTERPRETATION

Article and section headings are for convenience only and shall not affect the interpretation of this Agreement. References to articles, sections and appendices are, unless the context otherwise requires, references to articles, sections and appendices of this Agreement.


		15.  ASSIGNMENT

This Agreement may not be assigned by either Party, except that the Transmission Operator, upon notice to the WSCC and subject to any necessary FERC approval, may assign: (i) this Agreement to any entity acquiring all or substantially all of the Transmission Operator's transmission assets (including an acquisition by merger or consolidation and whether to an affiliate or an unaffiliated party); (ii) the obligations of the Transmission Operator pursuant to this Agreement to a transferee with respect to any obligations assumed by the transferee by virtue of Section 5.5 of this Agreement; or (iii) to an independent system operator those obligations of the Transmission Operator pursuant to this Agreement which are assumed by the independent system operator.


		16.  COUNTERPARTS

This Agreement may be executed in counterparts and each shall have the same force and effect as an original.


	IN WITNESS WHEREOF, the WSCC and the Transmission Operator have each caused this Reliability Management System Agreement to be executed by their respective duly authorized officers as of the date first above written.


WESTERN SYSTEMS COORDINATING COUNCIL

By:	_____________________________
	Name:
Title:

____________________________________________________

By:	_____________________________
	Name:
Title:


APPENDIX A

EXISTING INTERCONNECTION AGREEMENT AMENDMENT AND LANGUAGE FOR INCLUSION IN NEW INTERCONNECTION AGREEMENTS

1.	Definitions:

Add the following definitions to Section __:

_.__	Member:  Any party to the WSCC Agreement.

_.__	Reliability Management System or RMS:  The contractual reliability management program implemented through the WSCC Reliability
Criteria Agreement, Section 2 of this Agreement, and any similar contractual arrangement.

_.__	Western Interconnection:  The area comprising those states and provinces, or portions thereof, in Western Canada, Northern Mexico and the Western United States in which Members of the WSCC operate synchronously connected transmission systems.

_.__	WSCC:  The Western Systems Coordinating Council or any successor entity.

_.__	WSCC Agreement:  The Western Systems Coordinating Council
Agreement dated March 20, 1967, as such may be amended from time to time.

_.__	WSCC Reliability Criteria Agreement:  The Western Systems
Coordinating Council Reliability Criteria Agreement dated
___________, 1998 among the WSCC and certain of its member transmission operators, as such may be amended from time to time.

_.__	WSCC Staff:  Those employees of the WSCC, including personnel hired by the WSCC on a contract basis, designated as responsible for the administration of the RMS.


2.	Add new Section [2] to agreement:


2	Reliability Management System

	2.1	Purpose:  In order to maintain the reliable operation of the transmission grid, the WSCC Reliability Criteria Agreement sets forth reliability criteria adopted by the WSCC to which [Generator] and [Transmission Operator] shall be required to comply.

	2.2	Compliance:  [Generator] shall comply with the requirements of the
WSCC Reliability Criteria Agreement, including the applicable WSCC reliability criteria set forth in Section IV of Annex A thereof, and, in the event of failure to comply, agrees to be subject to the sanctions applicable to such failure. Such sanctions shall be assessed pursuant to the procedures contained in the WSCC Reliability Criteria Agreement.

	2.3	Payment of Sanctions:  [Generator] shall be responsible for
payment of any monetary sanction assessed against [Generator] by WSCC pursuant to the WSCC Reliability Criteria Agreement. Any such payment shall be made pursuant to the procedures specified in the WSCC Reliability Criteria Agreement.

	2.4	Transfer of Control or Sale of Generation Facilities.  In any sale or transfer of control of any generation facilities subject to this Agreement, [Generator] shall as a condition of such sale or transfer require the acquiring party or transferee with respect to the transferred facilities either to assume the obligations of the [Generator] with respect to this Agreement or to enter into an agreement with the Transmission Operator imposing on the acquiring party or transferee the same obligations applicable to [Generator] pursuant to this Section 2.

	2.5	Publication:  The [Generator] consents to the release by the WSCC of information related to the [Generator]'s compliance with this Agreement only in accordance with the WSCC Reliability Criteria Agreement..

	2.6	Third Parties.  Except for the rights and obligations between the
WSCC and [Generator] specified in this Section 2, this Agreement creates contractual rights and obligations solely between the Parties. Nothing in this Agreement shall create, between the Parties or with respect to the WSCC:
(1) any obligation or liability whatsoever (other than as expressly provided in this Agreement), or (2) or any duty or standard of care whatsoever. In addition, nothing in this Agreement shall create any duty, liability, or standard of care whatsoever as to any other party. Except for the rights, as a third-party beneficiary under this Section 2, of the WSCC against [Generator], no third party shall have any rights whatsoever with respect to enforcement of any provision of this Agreement. [Transmission Operator] and [Generator] expressly intend that the WSCC is a third-party beneficiary to this Section 2, and the WSCC shall have the right to seek to enforce against [Generator] any provision of this Section 2.

	2.7	Reserved Rights.  Nothing in the RMS or the WSCC Reliability
Criteria Agreement shall affect the right of the Transmission Operator, subject to any necessary regulatory approval, to take such other measures to maintain reliability, including disconnection, which the Transmission Operator may otherwise be entitled to take.

	2.8	Severability.  If one or more provisions of this Section 2 shall be invalid, illegal or unenforceable in any respect, it shall be given effect to the extent permitted by applicable law, and such invalidity, illegality or unenforceability shall not affect the validity of the other provisions of this Agreement.

	[2.9	Termination.  The [Generator] may terminate its obligations
pursuant to this Section 2 if after the effective date of this Section 2, the requirements of the WSCC Reliability Criteria Agreement applicable to [Generator] are amended so as to materially adversely affect the [Generator], provided that [Generator] gives notice of such termination to the Transmission Operator and the WSCC within thirty (30) days of the effective date of such amendment.] [Note: The Policy Group at its 9/22 meeting approved by a slight majority the inclusion of this section 5.7 at the option of each individual Transmission Operator.]



APPENDIX B

MODEL STAND-ALONE GENERATOR AGREEMENT

[Contract to be entered into between the Transmission Operator and a Generator]




RELIABILITY MANAGEMENT SYSTEM AGREEMENT


by and between


[TRANSMISSION OPERATOR]


and


[GENERATOR]



	THIS RELIABILITY MANAGEMENT SYSTEM AGREEMENT (the "Agreement"), is entered into this ____ day of _____________, 1998, by and between ________________________ (the "Transmission Operator") and
________________________ (the "Generator").

	WHEREAS, there is a need to maintain the reliability of the interconnected electric systems encompassed by the WSCC in a restructured and competitive electric utility industry;

	WHEREAS, with the transition of the electric industry to a more competitive structure, it is desirable to have a uniform set of electric system operating rules within the Western Interconnection, applicable in a fair, comparable and non-discriminatory manner, with which all market participants comply; and

	WHEREAS, the members of the WSCC, including the Transmission Operator, have determined that a contractual Reliability Management System provides a reasonable, currently available means of maintaining such reliability.

	NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Transmission Operator and the Generator agree as follows:


	1.  PURPOSE OF AGREEMENT

The purpose of this Agreement is to maintain the reliable operation of the Western Interconnection through the Generator's commitment to comply with certain reliability standards.


	2.  DEFINITIONS

In addition to terms defined in the beginning of this Agreement and in the Recitals hereto, for purposes of this Agreement the following terms shall have the meanings set forth beside them below.

	Control Area means an electric system or systems, bounded by interconnection metering and telemetry, capable of controlling generation to maintain its interchange schedule with other Control Areas and contributing to frequency regulation of the Western Interconnection.

	FERC means the Federal Energy Regulatory Commission or a successor agency.

	Member means any party to the WSCC Agreement.

	Party means either the Generator or the Transmission Operator and Parties means both of the Generator and the Transmission Operator.

	Reliability Management System or RMS means the contractual reliability management program implemented through the WSCC Reliability Criteria Agreement, the WSCC RMS Agreement, this Agreement, and any similar contractual arrangement.

	Western Interconnection means the area comprising those states and provinces, or portions thereof, in Western Canada, Northern Mexico and the Western United States in which Members of the WSCC operate synchronously connected transmission systems.

	Working Day means Monday through Friday except for recognized legal holidays in the state in which any notice is received pursuant to
Section 8.

	WSCC means the Western Systems Coordinating Council or a successor entity.

	WSCC Agreement means the Western Systems Coordinating Council Agreement dated March 20, 1967, as such may be amended from time to time.

	WSCC Reliability Criteria Agreement means the Western Systems Coordinating Council Reliability Criteria Agreement dated ___________, 1998 among the WSCC and certain of its member transmission operators, as such may be amended from time to time.

	WSCC RMS Agreement means an agreement between the WSCC and the Transmission Operator requiring the Transmission Operator to comply with the reliability criteria contained in the WSCC Reliability Criteria Agreement.

	WSCC Staff means those employees of the WSCC, including personnel hired by the WSCC on a contract basis, designated as responsible for the administration of the RMS.


		3.  TERM AND TERMINATION

3.1	Term.  This Agreement shall become effective [thirty (30) days after the date of issuance of a final FERC order accepting this Agreement for filing without requiring any changes to this Agreement unacceptable to either Party. Required changes to this Agreement shall be deemed unacceptable to a Party only if that Party provides notice to the other
Party within fifteen (15) days of issuance of the applicable FERC order that such order is unacceptable]. [Note: if the interconnection agreement is not FERC jurisdictional, replace bracketed language with:
[on the later of: (a) the date of execution; or (b) the effective date of the WSCC RMS Agreement.]]

3.2	Notice of Termination of WSCC RMS Agreement.  The Transmission Operator
shall give the Generator notice of any termination of the WSCC RMS
Agreement by the WSCC or by the Transmission Operator within fifteen
(15) days of such termination.

3.3	Termination by the Generator.  The Generator may terminate this
Agreement on thirty (30) days' written notice to the Transmission
Operator and the WSCC following:

	(a)	the termination of the WSCC RMS Agreement for any reason by the
WSCC or by the Transmission Operator, provided such notice is provided within thirty (30) days of the termination of the WSCC
RMS Agreement; or

	[(b)	the effective date of an amendment to the  requirements of the
WSCC Reliability Criteria Agreement that materially adversely affects the Generator, provided such notice is provided within thirty (30) days of such effective date.] [Note: Transmission
Operator may choose to delete this subsection.]

3.4	Termination by the Transmission Operator.  The Transmission Operator may
terminate this Agreement on thirty (30) days' written notice following the termination of the WSCC RMS Agreement for any reason by the WSCC or by the Transmission Operator, provided such notice is provided within thirty (30) days of the termination of the WSCC RMS Agreement.



4.  COMPLIANCE WITH AND AMENDMENT OF
WSCC RELIABILITY CRITERIA

4.1	Compliance with Reliability Criteria.  The Generator agrees to comply with the requirements of the WSCC Reliability Criteria Agreement, including the applicable WSCC reliability criteria contained in Section
IV of Annex A thereof, and, in the event of failure to comply, agrees to be subject to the sanctions applicable to such failure.

4.2	Modifications to WSCC Reliability Criteria Agreement.  The Transmission
Operator shall notify the Generator within fifteen (15) days of the receipt of notice from the WSCC of the initiation of any WSCC process to modify the WSCC Reliability Criteria Agreement. The WSCC RMS Agreement specifies that such process shall comply with the procedures, rules, and regulations then applicable to the WSCC for modifications to reliability criteria.

4.3	Notice of Modifications to WSCC Reliability Criteria Agreement.  If,
following the process specified in Section 4.2, any modification to the WSCC Reliability Criteria Agreement is to take effect, the Transmission Operator shall provide notice to the Generator at least forty-five (45) days before such modification is scheduled to take effect.

4.4	Effective Date.  Any modification to the WSCC Reliability Criteria
Agreement shall take effect on the date specified by FERC in an order accepting such modification for filing.

4.5	Transfer of Control or Sale of Generation Facilities.  In any sale or transfer of control of any generation facilities subject to this Agreement, the Generator shall as a condition of such sale or transfer require the acquiring party or transferee with respect to the transferred facilities either to assume the obligations of the Generator with respect to this Agreement or to enter into an agreement with the Control Area Operator in substantially the form of this Agreement.


		5.  SANCTIONS

5.1	Payment of Monetary Sanctions.  The Generator shall be responsible for payment directly to the WSCC of any monetary sanction assessed against the Generator pursuant to this Agreement and the WSCC Reliability
Criteria Agreement. Any such payment shall be made pursuant to the procedures specified in the WSCC Reliability Criteria Agreement.

5.2	Publication.  The Generator consents to the release by the WSCC of information related to the Generator's compliance with this Agreement only in accordance with the WSCC Reliability Criteria Agreement.

5.3	Reserved Rights.  Nothing in the RMS or the WSCC Reliability Criteria
Agreement shall affect the right of the Transmission Operator, subject to any necessary regulatory approval, to take such other measures to maintain reliability, including disconnection, which the Transmission Operator may otherwise be entitled to take.

		6.  THIRD PARTIES

Except for the rights and obligations between the WSCC and Generator specified in Sections 4 and 5, this Agreement creates contractual rights and obligations solely between the Parties. Nothing in this Agreement shall create, between the Parties or with respect to the WSCC: (1) any obligation or liability whatsoever (other than as expressly provided in this Agreement), or (2) or any duty or standard of care whatsoever. In addition, nothing in this Agreement shall create any duty, liability, or standard of care whatsoever as to any other party. Except for the rights, as a third-party beneficiary with respect to Sections 4 and 5, of the WSCC against Generator, no third party shall have any rights whatsoever with respect to enforcement of any provision of this Agreement. Transmission Operator and Generator expressly intend that the WSCC is a third-party beneficiary to this Agreement, and the WSCC shall have the right to seek to enforce against Generator any provisions of Sections 4 and 5.


		7.  REGULATORY APPROVALS

This Agreement shall be filed with FERC by the Transmission Operator under
Section 205 of the Federal Power Act. In such filing, the Transmission Operator shall request that FERC accept this Agreement for filing without modification to become effective on the day after the date of a FERC order accepting this Agreement for filing.


		8.  NOTICES

Any notice, demand or request required or authorized by this Agreement to be given in writing to a Party shall be delivered by hand, courier or overnight delivery service, mailed by certified mail (return receipt requested) postage prepaid, faxed, or delivered by mutually agreed electronic means to such Party at the following address:

	_______:	_____________________________
			_____________________________
			_____________________________
			_____________________________

			Fax:  _____________

	_______:	_____________________________
			_____________________________
			_____________________________
			_____________________________

			Fax:  _____________

The designation of such person and/or address may be changed at any time by either Party upon receipt by the other of written notice. Such a notice served by mail shall be effective upon receipt. Notice transmitted by facsimile shall be effective upon receipt if received prior to 5:00 p.m. on a Working Day, and if not received prior to 5:00 p.m. on a Working Day, receipt shall be effective on the next Working Day.


		9.  APPLICABILITY

This Agreement (including all appendices hereto and, by reference, the WSCC Reliability Criteria Agreement) constitutes the entire understanding between the Parties hereto with respect to the subject matter hereof, supersedes any and all previous understandings between the Parties with respect to the subject matter hereof, and binds and inures to the benefit of the Parties and their successors.


		10.  AMENDMENT

No amendment of all or any part of this Agreement shall be valid unless it is reduced to writing and signed by both Parties hereto. The terms and conditions herein specified shall remain in effect throughout the term and shall not be subject to change through application to the FERC or other governmental body or authority, absent the agreement of the Parties.


		11.	INTERPRETATION

Interpretation and performance of this Agreement shall be in accordance with, and shall be controlled by, the laws of the State of ______________ but without giving effect to the provisions thereof relating to conflicts of law. Article and section headings are for convenience only and shall not affect the interpretation of this Agreement. References to articles, sections and appendices are, unless the context otherwise requires, references to articles, sections and appendices of this Agreement.


		12.  PROHIBITION ON ASSIGNMENT

This Agreement may not be assigned by either Party without the consent of the other Party, which consent shall not be unreasonably withheld; provided that the Generator may without the consent of the WSCC assign the obligations of the Generator pursuant to this Agreement to a transferee with respect to any obligations assumed by the transferee by virtue of Section 4.5 of this Agreement.


		13.	SEVERABILITY

If one or more provisions herein shall be invalid, illegal or unenforceable in any respect, it shall be given effect to the extent permitted by applicable law, and such invalidity, illegality or unenforceability shall not affect the validity of the other provisions of this Agreement.


		14.  COUNTERPARTS

This Agreement may be executed in counterparts and each shall have the same force and effect as an original.

	IN WITNESS WHEREOF, the Transmission Operator and the Generator have each caused this Reliability Management System Agreement to be executed by their respective duly authorized officers as of the date first above written.


____________________________________________________

By:	_____________________________
Name:
Title:

____________________________________________________

By:	_____________________________
Name:
Title:




Exhibit L

Non-Compliance with Safety and Reliability Requirements



Western Systems Coordinating Council
	Minimum Operating Reliability Criteria

Governors. To provide an equitable and coordinated system response to load/generation imbalances, governor droop shall be set at 5%. Governors shall not be operated with excessive deadbands, and governors shall not be blocked unless required by regulatory mandates.


The following plants or units may not comply with this criterion regarding governors:
Ryan Plant (Five units, and two exciters).
Holter Plant (all units).
Thompson Falls (units 1 through 6, and two exciters)
Hauser Plant (all units)
Madison Plant (all units)
Rainbow Plant (all units)
Mystic Plant (all units)

Exhibit M

Separation Principles


Over the years, Company has built an integrated generation, transmission and distribution system designed to serve the electric energy requirements of its retail and wholesale customers in an efficient and reliable manner. In order to achieve maximum economic efficiency and reliability, there are many instances in which communications, metering, control, operations and other equipment have been integrated to serve a combination of generation, transmission and distribution functions. In addition, there are many instances in which equipment or facilities used for one function are physically located within structures that are primarily used for another function.

Complete physical separation of generation facilities from transmission and distribution facilities would be prohibitively expensive and of little or no value to Company or Generating Party. Instead, Company and Generating Party intend, through the Interconnection Agreement and related documents, to establish a regime that will allow the continued operation of generation, transmission and distribution facilities in an efficient manner regardless of ownership.

The Interconnection Agreement generally defines the operational procedures, certain  access rights, maintenance duties and other rights and
obligations of Company and Generating Party.   Exhibit B of the
Interconnection Agreement describes the Points of Receipt on Company's T&D System and provides additional information regarding each generation site. The Separation Document will, pursuant to these Separation Principles, provide the detailed system descriptions necessary to facilitate the separation of ownership between assets that will be retained by Company and those that will be transferred to Generating Party, as well as the continued coordinated use, where necessary, of certain generation, transmission and distribution facilities without the need for physical separation. The Separation Document may also further identify conditions, operations, procedures and practices, maintenance and other issues that are site specific and therefore are not identified in the Interconnection Agreement, and to provide for indemnification with respect to loss of life or injury to persons or property. The requirement of the Separation Document may result in the need to amend or modify by mutual agreement certain Exhibits to the Interconnection Agreement or certain Schedules to the Asset Purchase Agreement to reflect inadvertent or erroneous references or omissions or other matters arising out of the development of the Separation Document. The Separation Document must be signed at the Closing under the Asset Purchase Agreement. In the absence of agreement of the Parties, unresolved disputes under the Separation Document will be resolved as provided in Exhibit H (Dispute Resolution).

In the event of a conflict between the Interconnection Agreement and the Separation Document, the Separation Document will control.

The Separation Document: (a) will consist, among other things, of one-line drawings, elementary diagrams, three-line diagrams, relay and control panel front view and wiring diagrams, and other physical drawings showing equipment layout and site plans (in each case, where available), (b) will be consistent with Schedules 1.01(a)(i), through 1.01(a) (xix) to the Asset Purchase Agreement, and (c) will be developed in accordance with the Separation Principles, including the following:

1.	RECORDS: The drawings and property records contained in the
Separation Document will identify ownership and dispatch points of demarcation.

2.	JOINT OWNERSHIP:  Joint ownership will be avoided.

3.	VISIBLE DISCONNECT:  The Purchaser will own the visible disconnect
whenever possible.   The visible disconnect will be lockable and
capable of tagging.

4.	PROTECTION SYSTEMS:  Protection systems, including fault
interrupting devices, will be owned by the Party whose equipment is protected by the system or device.

5.	SCADA:  Shared SCADA systems will be owned by Seller.

6.	BATTERIES:  Battery  systems  will  be  owned  by  the  Purchaser.

Systems used for SCADA and radio will be owned by the Seller.

7.	STATION SERVICE:  Purchaser will own those station service
transformers that serve generation loads.

8.	ACCESS:  Purchaser will own access roads, gates and fences that are used exclusively by Purchaser. Ownership of those that are used jointly by Seller and Purchaser will be determined as part of the Separation Document.

The Parties acknowledge that there may be specific instances in which the Separation Document will vary from the foregoing principles, either by mutual agreement or pursuant to Exhibit H (Dispute Resolution) of the Interconnection Agreement.


Exhibit Diagrams









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